Exhibit 10.1

Execution Version

LIMITED LIABILITY COMPANY AGREEMENT

OF

WATERMARK AQUA OPERATOR, LLC

Dated as of December 27, 2013

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7.02.	Major Decisions	26
7.03.	Permanent Major Decisions	29
7.04.	Administrative Member	29
7.05.	Removal of the Administrative Member	30
7.06.	Goods and Services from Affiliates and Professionals	33
7.07.	Approved Business Plan and Budget; Approved Long Term Business Plan	35
7.08.	Compensation; Reimbursement for Expenses; Other Expenses	37
7.09.	Intentionally Omitted	37
7.10.	Other Business Ventures; Non-Compete	37
7.11.	Intentionally Omitted	38
7.12.	REIT Compliance	38
7.13.	Leasing of the Facilities	39
7.14.	Subsidiaries; Authorized Signatories	39

ARTICLE 8.	BANK ACCOUNTS; BOOKS AND RECORDS; STATEMENTS; TAXES; FISCAL YEAR	40

8.01.	Books of Account	40
8.02.	Fiscal Year	41
8.03.	Bank Accounts	41
8.04.	Financial Statements	41
8.05.	Tax Returns; Tax Matters Partner	43
8.06.	Tax Elections	43

ARTICLE 9.	TRANSFERS AND PLEDGES OF INTERESTS	44

9.01.	Restrictions on Transfers and Pledges of Interests	44
9.02.	Conditions Applicable to All Transfers	45
9.03.	Admission of Transferee	46

ARTICLE 10.	FORCED SALE OF THE PROPERTIES	47

10.01.	Initiation of Forced Sale; Sale of Interest	47
10.02.	Closing of the Purchase	48
10.03.	Sale of the Facilities	51
10.04.	Special Provisions	53

ARTICLE 11.	DISSOLUTION AND LIQUIDATION; EVENTS OF DEFAULT	53

11.01.	Events Causing Dissolution	53
11.02.	Right to Continue Business of the Venture	53
11.03.	Distributions Upon Dissolution	54

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ARTICLE 12.	Intentionally omitted	54

ARTICLE 13.	REPRESENTATIONS AND WARRANTIES	54

13.01.	Representations and Warranties of the Members	54
13.02.	Representations and Warranties by the TFG Member	55
13.03.	Representations and Warranties by the NorthStar Member	56

ARTICLE 14.	MISCELLANEOUS PROVISIONS	56

14.01.	Compliance with LLC Act	56
14.02.	Additional Actions and Documents	56
14.03.	Notices	56
14.04.	Expenses	57
14.05.	Exculpation	57
14.06.	Time of the Essence	58
14.07.	Ownership of Venture Assets	58
14.08.	Status Reports	58
14.09.	Survival	58
14.10.	Waivers	58
14.11.	Exercise of Rights	59
14.12.	Binding Effect	59
14.13.	Limitation on Benefits of this Agreement	59
14.14.	Severability	59
14.15.	Amendment Procedure	59
14.16.	Entire Agreement	59
14.17.	Headings	59
14.18.	Governing Law	59
14.19.	Execution in Counterparts	59
14.20.	Consents and Approvals	60
14.21.	Indemnification	60
14.22.	Business Day Extension	61
14.23.	Consent to Jurisdiction	61
14.24.	No Presumption	61
14.25.	Press Releases; Confidentiality	61
14.26.	Cooperation of Administrative Member	62
14.27.	Subsidiaries	62
14.28.	Brokerage	62
14.29.	Usury Savings	63

ARTICLE 15.	BUY-SELL	63

15.01.	Buy/Sell Arrangements	63

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EXHIBITS

Exhibit A	Certificate of Formation
Exhibit B	Initial Facilities
Exhibit C-1	Organizational Structure Chart
Exhibit C-2	Capital Contributions and Percentage Interests
Exhibit D	Approved Business Plan and Budget – 2013 and 2014
Exhibit E	Insurance
Exhibit F-1	Asset Management Reporting Requirements
Exhibit F-2	Standard Financial Reporting Package
Exhibit G	Sources and Uses Statement
Exhibit H	Form of Operating Lease
Exhibit I	Intentionally Omitted
Exhibit J	Intentionally Omitted
Exhibit K	Form of Management Agreement
Exhibit L	Intentionally Omitted
Exhibit M	Approved Long Term Business Plan

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THIS LIMITED LIABILITY COMPANY AGREEMENT (as the same may be amended, supplemented, restated or otherwise modified from time to time, this “Agreement”) of WATERMARK AQUA OPERATOR, LLC, a Delaware limited liability company (the “Venture”), is entered into as of December 27, 2013, by and between WATERMARK AQUA INVESTMENTS, LLC, a Delaware limited liability company (together with its permitted successors and assigns in its capacity as a Member, the “TFG Member”), and AQUA OPERATIONS NT-HCI, LLC, a Delaware limited liability company (together with its permitted successors and assigns in its capacity as a Member, the “NorthStar Member”).

W I T N E S S E T H:

WHEREAS, the Venture was formed pursuant to the provisions of the Limited Liability Company Act of the State of Delaware (as amended from time to time, the “LLC Act”) by the filing of the Certificate of Formation of the Venture (as the same may be amended, supplemented or modified from time to time in accordance with the provisions of this Agreement, the “Certificate”) with the Delaware Secretary of State on November 7, 2013, a copy of which Certificate is attached hereto as Exhibit A;

WHEREAS, the Venture owns 100% of the limited liability company interest in each of the Lessees as shown on the organizational structure chart attached hereto as Exhibit C-1; and

WHEREAS, the parties hereto desire to operate the Venture as a limited liability company under the LLC Act and to set forth their respective rights and obligations vis-à-vis the Venture.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and other good and valuable consideration, the parties hereto hereby set forth their agreement as follows:

ARTICLE 1.
DEFINITIONS

1.01.         Defined Terms. Unless the context otherwise specifies or requires, capitalized terms used herein shall have the following respective meanings:

“Additional Capital Contributions” is defined in Section 5.02(a).

“Additional Capital Contribution Date” is defined in Section 5.02(a).

“Additional Capital Contribution Request” is defined in Section 5.02(a).

“Adjusted Capital Account” is defined in Section 6.02.

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in the Member’s Capital Account, as of a specified time, after giving effect to the following adjustments:

(a)          credit to such Capital Account any amounts that such Member is obligated to restore or deemed obligated to restore pursuant to Regulations Section 1.704-1(b)(2)(ii)(c) and the penultimate sentences of Regulations Section 1.704-2(g)(1) and Regulations Section 1.704-2(i)(5); and

(b)          debit to such Capital Account the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Administrative Member” means whichever of the NorthStar Member or the TFG Member is the Member entitled to exercise the rights of the Administrative Member under this Agreement. As of the date hereof, the TFG Member is the Administrative Member of the Venture.

“Affiliate” means, when used with reference to a specified Person, (a) any member, partner, shareholder, director, officer or employee of such Person, or (b) any Person that, directly or indirectly, Controls, is Controlled by or is under common Control with the specified Person.

“Affiliate Agreement” means any agreement or contract between the Venture or any Subsidiary, on the one hand, and either Member or any Affiliate of either Member, on the other hand.

“Agreement” is defined in the Preamble to this Agreement.

“Annual Report” is defined in Section 8.04(a).

“Approved Business Plan and Budget” is defined in Section 7.07(b)(i).

“Approved Long Term Business Plan” means the long-term strategic business plan of the Venture and the Subsidiaries, including underlying assumptions, attached hereto as Exhibit M, which has been proposed by the TFG Member and approved by NorthStar Member, as the same may be modified and supplemented from time to time in accordance with the provisions of Section 7.07(e).

“Bank Account” is defined in Section 8.03.

“Bankrupt” means, and a Person shall be deemed “Bankrupt” upon: (i) the entry of a final, nonappealable decree or order for relief of the Person by a court of competent jurisdiction in any involuntary case involving the Person under any bankruptcy, insolvency or other similar law now or hereafter in effect; (ii) the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or other similar agent for the Person or for all or substantially all of the Person’s assets or property which appointment is not discharged within 90 days; (iii) the ordering of the winding up or liquidation of the Person’s affairs; (iv) the filing with respect to the Person of a petition in any such involuntary bankruptcy case, which petition remains undismissed for a period of 90 days; (v) the commencement by the Person of a voluntary case under any

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bankruptcy, insolvency or other similar law now or hereafter in effect; (vi) the consent by the Person to the entry of an order for relief in an involuntary case under any such law or to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar agent for the Person or for all or substantially all of the Person’s assets or property; (vii) the making by the Person of any general assignment for the benefit of creditors; or (viii) the admission in writing by the Person of its inability to pay its debts as such debts become due.

“Book Value” means, with respect to any Venture Asset, the asset’s adjusted basis for federal income tax purposes, except that, in accordance with the rules set forth in Regulations Section 1.704-1(b)(iv):

(a)          the initial Book Value of the assets of the Venture as of the date of their contribution (or deemed contribution) shall be their respective gross fair market values at such time as determined by the NorthStar Member;

(b)          the Book Value of any asset distributed or deemed distributed by the Venture to any Member shall be adjusted immediately prior to such distribution to equal its gross fair market value at such time as determined by the NorthStar Member;

(c)          the Book Values of all Venture assets may be adjusted to equal their respective gross fair market values, as determined by the NorthStar Member, as of:

(i)          the date of the acquisition of an additional Interest in the Venture by any new or existing Member in exchange for a contribution to the capital of the Venture; or

(ii)         upon any distribution in liquidation of the Venture, or the distribution by the Venture to a retiring or continuing Member of money or other assets of the Venture in reduction of such Member’s Interest in the Venture.

(d)          the Book Values of all Venture assets shall be adjusted to reflect any adjustments to the adjusted basis of any assets of the Venture pursuant to Section 734(b) or Section 743(b) of the Code, but only to the extent that such adjustments are required to be taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m); and

(e)          if the Book Value of an asset has been determined pursuant to clause (a), (c) or (d) above, such Book Value shall thereafter be adjusted for depreciation and amortization deductions based on the asset’s Book Value as so determined, and not on the asset’s adjusted tax basis.

The foregoing definition of Book Value is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(iv) and shall be interpreted and applied consistently therewith.

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the Government of the United States and any other day on which banks in

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the State of New York (or to the extent related to a specific Facility, the State in which such Facility is located) are required or permitted to be closed shall not be regarded as a business day.

“Buy/Sell Closing” is defined in Section 15.01(c).

“Buy/Sell Closing Date” is defined in Section 15.01(c).

“Buy/Sell Deposit” is defined in Section 15.01(b)(i).

“Buy/Sell Escrow Agent” is defined in Section 15.01(b)(i).

“Buy/Sell Lockout End Date” means (a) with respect to the NorthStar Member, the third (3rd) anniversary of the date hereof and (b) with respect to the TFG Member, the fifth (5th) anniversary of the date hereof.

“Buy/Sell Offer Notice” is defined in Section 15.01(a).

“Buy/Sell Price” is defined in Section 15.01(a).

“Buy/Sell Transaction” is defined in Section 15.01(b).

“Capital Account” means, with respect to any Member, the capital account of such Member maintained pursuant to Section 6.01, including all additions thereto and subtractions therefrom pursuant to this Agreement.

“Capital Contribution” means any property (including cash) contributed (or deemed contributed) to the Venture by or on behalf of a Member.

“Capital Improvement” means any renewal, replacement and improvement to any Facility which in accordance with GAAP must be capitalized.

“Certificate” is defined in the Recitals to this Agreement.

“Charges” means, for a given period of time, a sum equal to the aggregate of the expenditures, charges and costs of the Venture and its Subsidiaries (but without duplication) for such period of time in accordance with the terms of this Agreement, determined on a cash basis of accounting. Notwithstanding the foregoing, there shall be excluded from Charges: (a) all non-cash items such as depreciation; (b) amounts distributed to the Members pursuant to this Agreement; (c) all costs, charges and expenses deducted from the proceeds of a Major Capital Event to determine the Net Extraordinary Cash Flow; (d) any expense, cost or charge to the extent such expense, cost or charge was paid from Reserves; and (e) any expenses, obligations or liabilities incurred by a Member (or its Affiliates) in connection with the formation of the Venture and the entering into of this Agreement which are specifically stated to be those of the such Member or its Affiliates (rather than the Venture) under this Agreement.

“Code” means the Internal Revenue Code of 1986, as in effect and hereafter amended, and, unless the context otherwise requires, applicable regulations thereunder. Any reference

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herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of future law.

“Competing Facility” is defined in Section 7.09.

“Contract” means any service, maintenance or other contract or agreement affecting the management, operation or use of any Facility.

“Confidential Information” is defined in Section 14.25(b).

“Contributing Member” is defined in Section 5.02(b).

“Control”, “Controls” and “Controlled by” means the ability, directly or indirectly, whether through the ownership of voting securities, by contract, or otherwise (including by being the general partner, officer or director of the Person in question), to direct or cause the direction of the management and policies of a Person; provided, that solely for the purpose of determining whether a particular contract constitutes an Affiliate Agreement, “Control” (as such term is used in the definition of “Affiliate”) shall be deemed to include, with reference to a Person, the ownership, directly or indirectly through one or more intermediaries, of 10% or more of the equity interests in such Person.

“Control and Ownership Requirement” is defined in Section 9.01(b)(ii).

“CPI” is defined in Section 7.07(b)(iii).

“CPI-Budget Year” is defined in Section 7.07(b)(iii).

“Current Return Reserve” is defined in Section 6.06(a).

“Default Rate” means the lesser of (a) 18% per annum, compounded monthly, and (b) the maximum interest rate permitted by law.

“Defaulting Member” is defined in Section 5.04.

“Development Manager” means, with respect to each Facility, TFG Parent or an Affiliate thereof, or any Person that shall succeed such Person as the “development manager” under a Development Services Agreement for such Facility in accordance with the terms of the Owner Venture Agreement.

“Development Services Agreement” means a Development Services Agreement to be entered into between a subsidiary of the Owner Venture, as owner, and Development Manager, as development manager, with respect to a Facility on such terms and conditions as may be reasonably approved from time to time by the Members, as the same may be amended, supplemented, replaced or otherwise modified from time to time in accordance with the terms of the Owner Venture Agreement.

“Disability” means, with respect to any Person, any condition that will prevent or materially hinder such Person from discharging his duties on behalf of the TFG Member for any

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period of forty-five (45) consecutive days or a total of one hundred-twenty (120) days in any six (6) month period or is adjudicated mentally incompetent by a court.

“Distributions” means distributions of Net Ordinary Cash Flows and Net Extraordinary Cash Flows to a Member pursuant to Section 6.05(a) (other than clause (i) thereof), Section 6.05(b) (other than clause (i) thereof) or Section 11.03 (except to the extent that clause (i) of Section 6.05(b) is applicable with respect thereto).

“Draft Annual Plan and Budget” is defined in Section 7.07(a).

“Due Care” means to act in good faith and exercising the usual and customary standard of care, skill, prudence and diligence of an experienced and prudent real estate professional in the conduct of a real estate joint venture enterprise of a like character and with similar goals and objectives as the Venture, taking into account the expected risks and rewards of investing in real estate projects comparable to the Facilities.

“Emergency Expense” means an expense which is necessary to (a) prevent an immediate threat to the health, safety or welfare of any resident or other person in the immediate vicinity of any Facility, (b) prevent immediate damage or loss to any Facility, (c) avoid the suspension of essential services to, or essential licenses at, a Facility, or (d) avoid criminal or civil liability on the part of the Venture or any Subsidiary with respect to activities at any Facility or pursuant to this Agreement.

“Event of Default” means, with respect to a Member, the occurrence of any of the following events by or in respect of such Member:

(a)          fraud by such Member, any Affiliate of such Member or, in the case of the TFG Member, the Key Principals, in each case related to or in connection with this Agreement, the Venture, any Subsidiary or any Facility;

(b)          gross negligence, willful misconduct, willful breach, misappropriation or misapplication of Venture or Subsidiary funds by such Member, any Affiliate of such Member or, in the case of the TFG Member, the Key Principals, in each case related to or in connection with this Agreement, the Venture, any Subsidiary or any Facility;

(c)          such Member or, in the case of the TFG Member, any Key Principal, the Manager or the Development Manager (so long as such Person is an Affiliate of the TFG Member), is convicted of any crime (whether or not a felony) involving fraud, theft, misappropriation of funds, or moral turpitude and such crime is committed against or with respect to (i) the other Member, any Affiliate of the other Member, the Venture, or any Subsidiary, the Owner Venture or any subsidiary thereof or (ii) any other Person;

(d)          such Member or, in the case of the TFG Member, any Key Principal, becomes Bankrupt;

(e)          a Transfer by, or with respect to, a Member’s direct or indirect LLC Interests in violation of Article 9;

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(f)          the failure of the TFG Member to satisfy the Control and Ownership Requirement at any time;

(g)          the failure of such Member to perform any of its material obligations under this Agreement or the breach by such Member of any of the material terms, conditions, representations, warranties or covenants of this Agreement and a continuation of such failure or breach for more than thirty (30) days after notice from the other Member; provided, that (i) if such failure or breach is of the nature that it can be cured but cannot reasonably be cured within such thirty (30) day period, such period shall be extended so long as the defaulting Member, in good faith, commences all reasonable curative efforts within five (5) Business Days of its receipt of such notice and diligently and expeditiously continues its curative efforts to completion and (ii) it is agreed by the Members that, notwithstanding that certain actions may be required by a date certain pursuant to another provision of this Agreement, such actions shall be deemed susceptible of cure and shall be deemed to have been cured in the event that such action subsequently occurs within the cure periods otherwise permitted in this clause (g), and neither the Company nor any Member is adversely affected in any material respect as a result of such failure to take such action by the applicable date certain; or

(h)          an “Event of Default” (as such term is defined in the Owner Venture Agreement) occurs under the Owner Venture Agreement.

For purposes of any of the acts or events described in clause (a), (b) or (c) of this definition committed by an individual, such act or event shall not constitute an “Event of Default” if (1) in the case of the TFG Member, such act or event is not the result of an action or inaction by a Key Principal, (2) notice of such act or event shall have been delivered to the other Member promptly after the senior management of such Member (which, with respect to the TFG Member, shall mean a Key Principal) learns of such act or event, and (3) such individual’s employment with such Member and its Affiliates is terminated.

“Excess Promote Distribution” is defined in Section 6.05(d).

“Exculpated Party” is defined in Section 14.05.

“Facility” and “Facilities” means the Initial Facilities and any other real property acquired by the Owner Venture or any subsidiary thereof after the date hereof in accordance with the terms of the Owner Venture Agreement, or any one of them.

“Family Member” means, with respect to any Person, (a) the spouse, former spouse, child, step-child, sibling, niece, nephew, parent, grandparent or any lineal descendent (whether by blood or adoption) of such Person, or a parent, grandparent or any lineal descendent (whether by blood or adoption) of such Person’s spouse, (b) any corporation, partnership or limited liability company all or substantially all of the equity interests in which are owned by a person described in clause (a) above, or (c) a trust, custodial account or guardianship administered primarily for the benefit of a person described in clause (a) above.

“Fiscal Year” is defined in Section 8.02.

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“Forced Sale Deposit” is defined in Section 10.01(c).

“Forced Sale Lockout End Date” means (a) with respect to the NorthStar Member, the third (3rd) anniversary of the date hereof, and (b) with respect to the TFG Member, the fifth (5th) anniversary of the date hereof.

“Forced Sale Price” is defined in Section 10.01(a).

“GAAP” means generally accepted accounting principles in the United States consistently applied.

“Harvard Facility” is defined in on Exhibit B-1 to this Agreement.

“Harvard Lessee” is defined on Exhibit B-1 to this Agreement.

“Indemnitee” is defined in Section 14.21(a).

“Indemnity Laws” is defined in Section 14.21(d).

“Independent Sales Agent” is defined in Section 10.03(a).

“Initial Acceptance Notice” is defined in Section 10.01(b).

“Initial Acceptance Period” is defined in Section 10.01(b).

“Initial Capital Contribution” is defined in Section 5.01.

“Initial Consultant” is defined in Section 7.05(g).

“Initial Consultant Meeting” is defined in Section 7.05(g).

“Initial Forced Sale Deposit” is defined in Section 10.01(b).

“Initial Facility” means each of the Harvard Facility, the Parkview Facility, and the Pinebrook Facility.

“Initiating Member” is defined in Section 10.01(a).

“Interest” means, as to any Member, all of the interest of that Member in the Venture, including, without limitation, such Member’s (a) right to a distributive share of the income, gain, losses and deductions of the Venture in accordance with this Agreement, and (b) right to a distributive share of Venture Assets.

“Interest Closing Date” is defined in Section 10.02(a).

“Interest Purchase Price” is defined in Section 10.01(d).

“IRR” means, as to any Member, the actual internal rate of return on the Capital Contributions made to the Venture by such Member (including the return of such Capital

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Contributions), compounded monthly, and calculated using the “XIRR” spreadsheet function in Microsoft Excel (Version 2007 (SP2)), where values is an array of values with such Capital Contributions being negative values and Distributions as positive values and the corresponding dates in the array are the actual dates that such Capital Contributions are made and Distributions are made, and will be calculated with monthly compounding using the following formula: =((1+XIRR)^(1/12)-1)*12.

“Key Principals” means David Freshwater and David Barnes.

“Lesser Price Offer” is defined in Section 10.03(b).

“Lender” is defined in Section 12.02.

“Lessee” each of the Harvard Lessee, the Parkview Lessee, the Parkview Lessee, and, if applicable, any other Subsidiary formed to enter into an Operating Lease with respect to any other Facility.

“LLC Act” is defined in the Recitals to this Agreement.

“Major Capital Event” means any extraordinary transaction with respect to the Venture, any Subsidiary or any Facility which generates cash receipts other than ordinary operating income, including, without limitation, sales of real or personal property (other than sales of personal property in the ordinary course of business), sales of interests in a Subsidiary, financings, refinancings and borrowings (whether secured or unsecured) by the Venture or a Subsidiary, condemnations (and conveyances in lieu thereof), recoveries relating to damage to any Facility, receipts of insurance proceeds relating to damage to any Facility and receipts of “key-man” insurance proceeds relating to any principal, officer and/or employee of the Venture or a Subsidiary.

“Major Decisions” is defined in Section 7.02.

“Management Agreement” means that certain Management Agreement to be entered into between each Subsidiary, as owner, and Manager, as manager, with respect to each Facility in substantially for the form attached hereto as Exhibit K or such other form as may be approved from time to time by the Members, as the same may be amended, supplemented, replaced or otherwise modified from time to time in accordance with the terms hereof.

“Manager” means, with respect to each Facility, Watermark Retirement Communities, Inc., an Arizona corporation, or any Person that shall succeed such Person as the “manager” under a Management Agreement for such Facility in accordance with the terms hereof.

“Marketing Period” is defined in Section 10.03(a).

“Member” means, at any time, any Person admitted and remaining as a member of the Venture pursuant to the terms of this Agreement. As of the date of this Agreement, the Members of the Venture are the NorthStar Member and the TFG Member.

“Monthly Report” is defined in Section 8.04(c).

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“Net Extraordinary Cash Flow” means the amount, if any, remaining after subtracting from cash receipts arising from a Major Capital Event (a) all expenses of the Venture or a Subsidiary related to such Major Capital Event, (b) the debts and liabilities of the Venture or a Subsidiary to the extent paid or satisfied in connection with such Major Capital Event, and (c) Reserves established by the NorthStar Member in connection with such Major Capital Event (it being understood that the reduction or release of any such Reserves, other than for payment of the items for which the applicable Reserve was established, shall be treated as Net Extraordinary Cash Flow). Net Extraordinary Cash Flow shall be determined on the cash basis of accounting.

“Net Income” and “Net Loss” means, respectively, for each taxable year or part thereof, the taxable income and taxable loss of the Venture for such period as determined for U.S. federal income tax purposes (inclusive of items required to be separately accounted for under Section 703(a) of the Code); provided, that for purposes of determining Net Income and Net Loss and each item thereof (and not for income tax purposes) (a) there shall be taken into account any tax exempt income of the Venture, (b) any expenditures of the Venture which are described in Section 705(a)(2)(B) of the Code or which are deemed to be described in Section 705(a)(2)(B) of the Code pursuant to Regulations under Section 704(b) of the Code shall be treated as deductible expenses, (c) if any Venture Asset has a Book Value which differs from its adjusted tax basis as determined for U.S. federal income tax purposes, income, gain, loss and deduction with respect to such Venture Asset shall be computed based upon the Venture Asset’s Book Value rather than its adjusted tax basis, (d) if the Book Value of any Venture Asset is adjusted pursuant to clauses (b) or (c) of the definition thereof, the amount of such adjustment shall be taken into account as gain or loss for purposes of computing Net Income and Net Loss. Items of income, gain, deductions, and loss allocated pursuant to Section 6.03, including “nonrecourse deductions” and “partner nonrecourse deductions,” shall be excluded from the computation of Net Income and Net Loss.

“Net Ordinary Cash Flow” means, for any given period of time, the Receipts for such period less the Charges for such period. The amount of any released Reserves that are not used to pay Charges shall be treated as “Receipts” in accordance with the definition thereof, and the establishment and any additions or increases to Reserves shall be treated as “Charges” in accordance with the definition thereof. Net Ordinary Cash Flow shall be determined on the cash basis of accounting.

“Non-Contributing Member” is defined in Section 5.02(b).

“Non-Discretionary Expenses” means payments made to third parties on account of: (a) mandatory payments of principal and interest required under any loan documents evidencing debt of the Venture or any Subsidiaries; (b) Emergency Expenses; or (c) other non-discretionary expenditures such as real estate taxes, insurance premiums, utility charges, and other third-party non-discretionary expenses of a similar nature if the failure to pay the same would result in a default under a Loan, the suspension of any essential service or license relating to a Facility or any other material and adverse effect on a Facility or the senior housing facility located thereon.

“Non-Initiating Member” is defined in Section 10.01(a).

“NorthStar Interest Amount” is defined in Section 15.01(a).

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“NorthStar Member” is defined in the Preamble to this Agreement.

“NorthStar Parent” means NorthStar Healthcare Income Operating Partnership, LP, a Delaware limited partnership, together with its successors and assigns.

“NorthStar Parties” is defined in the Section 12.02(a).

“OFAC Programs” is defined in Section 13.01(a)(h).

“Offer Notice” is defined in Section 7.09.

“Offeree Member” is defined in Section 15.01(a).

“Offeror Member” is defined in Section 15.01(a).

“Operating Lease” is defined in Section 7.13.

“Outstanding Capital Contributions” is defined in Section 5.02(d).

“Owner Venture” means Watermark Aqua Owner, LLC, a Delaware limited liability company.

“Owner Venture Agreement” means that certain Limited Liability Company Agreement of the Owner Venture, dated as of the date hereof, as the same may be amended, supplemented, restated or otherwise modified from time to time.

“Parkview Lessee” is defined on Exhibit B-1 to this Agreement.

“Parkview Facility” is defined on Exhibit B-1 to this Agreement.

“Percentage Interest” means, with respect to any Member, initially, the Percentage Interest of such Member as set forth on Exhibit C-2 attached hereto, as such amount may be adjusted from time to time pursuant to Section 5.02(b). No adjustment shall be made in Percentage Interests on account of any distributions notwithstanding that the same may reduce or constitute a full or partial return of such Member’s Outstanding Capital Contribution.

“Permanent Major Decisions” is defined in Section 7.03.

“Permitted NorthStar Member Affiliate” is defined in Section 9.01(b)(i).

“Person” means any individual, corporation, association, partnership, limited liability company, joint venture, trust, estate or other entity or organization.

“Pledge” is defined in Section 9.01(a).

“Pinebrook Lessee” is defined on Exhibit B-1 to this Agreement.

“Pinebrook Facility” is defined on Exhibit B-1 to this Agreement.

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“Preferred Return” means, with respect to each Member, a rate of return of twelve percent (12.0%) per annum, compounded monthly, on the aggregate amount of such Member’s Outstanding Capital Contributions of such Member from time to time. In determining the Preferred Return, the following shall apply: (a) all Distribution amounts shall be based on the amount of the Distribution prior to the application of any federal, state or local taxation to Members (including any withholding or deduction requirements); (b) all Capital Contributions shall be treated as having been contributed to the Venture on the last day of the month on which a Member’s funds (or funds advanced on behalf of such Member) were actually delivered to the Venture; (c) all Distributions shall be treated as having been received by the applicable Member on the last day of the month on which such Member actually receives such Distribution; and (d) the Preferred Return shall be computed on the basis of a 360-day year for twelve (12) thirty (30) day months or, in the case of any partial calendar month, the actual number of days in such partial month.

“Priority Contribution” is defined in Section 5.02(b).

“Promote Distribution Provisions” is defined in Section 6.05(b).

“Promote Loss Event” means the occurrence of an Event of Default with respect to the TFG Member pursuant to one or more of clauses (a), (b)(but in the case of clause (b), other than if resulting solely from gross negligence), (c)(i), (f) (but, in the case of clause (f), other than as a result of the death or Disability of the Key Principals), and (h) (but, in the case of clause (h), only if such Event of Default constitutes a Promote Loss Event (as defined in the Owner Venture Agreement) under the Owner Venture Agreement).

“Purchase” is defined in Section 10.01(b).

“Purchasing Buy/Sell Member” is defined in Section 15.01(c).

“Quarterly Report” is defined in Section 8.04(b).

“Receipts” means, for any given period of time, a sum equal to the aggregate of all amounts actually received by the Venture or a Subsidiary from or in respect of any Facility or other Venture Asset during such period (without duplication), determined on a cash basis of accounting, including, without limitation: (a) all rents, expense reimbursements, termination fees and other charges received from tenants and other occupants of the Facilities; (b) proceeds of rent insurance and business interruption insurance; (c) all utility or other deposits returned to the Venture or a Subsidiary, which deposits were made on or after the date hereof; (d) interest, if any, earned on tenants’ security deposits or escrows to the extent unconditionally retained and security deposits to the extent applied pursuant to the provisions of the applicable leases; (e) interest, if any, earned and available to the Venture or to a Subsidiary on Reserves or other Venture funds, or on any escrow funds deposited by the Venture or a Subsidiary with others or on any loans made by the Venture or a Subsidiary; (f) the amount of any released Reserves that are not used to pay Charges (other than Reserves established by the NorthStar Member in connection with a Major Capital Event the release of which shall constitute “Net Extraordinary Cash Flow” as provided in the definition thereof); and (g) cash or other receipts (other than receipts from a Major Capital Event) received by the Venture or a Subsidiary from any other

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source. Notwithstanding the foregoing, Receipts shall not include (i) amounts contributed or loaned by the Members to the Venture or a Subsidiary pursuant to this Agreement, (ii) each tenant’s security deposit and interest thereon, if any, as long as the Venture or a Subsidiary has a contingent legal obligation to return that deposit or such interest thereon, (iii) amounts which, although held by the Venture, may not be distributed to the Venture or a Subsidiary, or by the Venture to its Members or by a Subsidiary under applicable law or pursuant to the terms of an agreement with a third party, or (iv) amounts arising from a Major Capital Event.

“Regulations” means the regulations issued by the United States Department of the Treasury under the Code as now in effect and as they may be amended from time to time, and any successor regulations.

“Regulatory Allocations” is defined in Section 6.03(d).

“REIT” is defined in Section 7.12(a).

“Removal Date” is defined in Section 7.05.

“Removal Event” means (a) the occurrence of any Event of Default with respect to the TFG Member, (b) if the Percentage Interest of the TFG Member is (or would be if all Priority Contributions made by the NorthStar Member were treated as Additional Capital Contributions by the NorthStar Member and the Percentage Interests of the Members were adjusted as set forth in Section 5.02(c)(ii)(A)) less than fifty percent (50%) of the TFG Member’s Percentage Interest on the date hereof by reason of the TFG Member’s failure to make Additional Capital Contributions as required herein, (c) a breach or failure to comply by the TFG Member with any of its obligations or requirements under Section 7.12 or (d) the occurrence of a “Removal Event” under (and as defined in) the Owner Venture Agreement.

“Reserves” means (a) reserve funds to pay Charges as set forth in the Approved Business Plan and Budget or as otherwise established by the NorthStar Member and (b) any other reserve funds established by the NorthStar Member in connection with a Major Capital Event or upon dissolution and liquidation of the Venture.

“Restricted Member” is defined in Section 6.03(c).

“Sale Notice” is defined in Section 10.01(a).

“Independent Sales Agent” is defined in Section 10.03(a).

“Second Acceptance Notice” is defined in Section 10.01(b).

“Second Acceptance Period” is defined in Section 10.01(b).

“Second Buy/Sell Acceptance Period” is defined in Section 15.01(b)(ii).

“Second Buy/Sell Response Notice” is defined in Section 15.01(b)(ii).

“Second Forced Sale Deposit” is defined in Section 10.01(b).

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“Selling Buy/Sell Member” is defined in Section 15.01(c)(i).

“Shortfall Amount” is defined in Section 5.02(b).

“Subsidiary” means any direct or indirect wholly owned subsidiary of the Venture, including, without limitation, each Lessee.

“Taxes” means all sales, payroll, real estate, personal property, occupancy and other excise, property, privilege or other taxes and assessments imposed upon a Facility, a Subsidiary or the Venture (but excluding any Member’s income or franchise taxes).

“Third Consultant” is defined in Section 7.05(g).

“TFG Buy/Sell Trigger Event” means the failure of the Members to agree on a Major Decision (other than a Major Decision pursuant to Section 7.02(f) or Section 7.02(i)), which failure has continued for not less than thirty (30) days after one Member notifies the other Member of such disagreement and is reasonably likely to have a material adverse effect on the Venture or any of its Subsidiaries, any Member or any Facility.

“TFG Exit Date” is defined in Section 7.05(f).

“TFG Interest Amount” is defined in Section 15.01(a).

“TFG Member” is defined in the Preamble to this Agreement.

“TFG Parent” means The Freshwater Group, Inc., an Arizona corporation.

“TFG Parties” is defined in the Section 12.02(a).

“TFG Recourse Party” means (a) David Freshwater, an individual, (b) The Diana and David Freshwater Living Trust U/D/T dated January 20, 2004, (c) David Barnes, an individual, and (d) The Barnes Family Revocable Trust U/D/T dated November 15, 2007, collectively and jointly and severally.

“Transfer” is defined in Section 9.01(a).

“Transfer Date” is defined in Section 12.03.

“Upper Tier Transfer” is defined in Section 9.01(a).

“Valid Contract” means a contract for the sale of any Facility or Facilities that (a) provides for a then customary market-standard deposit to be paid simultaneously with the execution of such contract, (b) contains no financing contingencies, (c) provides for no recourse to the assets of the NorthStar Member or the TFG Member or the Venture, other than the Venture’s interest in the applicable Facility or Facilities (but which may provide for recourse (i) to a customary, market-rate holdback or (ii) to the Venture for customary surviving indemnification obligations, subject to customary survival periods and customary maximum liability amounts), (d) shall provide for all cash payments of the purchase price for the applicable

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Facility or Facilities, and (e) is otherwise on customary and commercially reasonable terms (including closing to occur within ninety (90) days of the date thereof, subject to customary extension rights). For the avoidance of doubt, a Valid Contract hereunder shall include, in addition to the interest of the Venture or applicable Subsidiary(ies) in the applicable Facility(ies), the interest of the Owner Venture or its applicable subsidiary(ies) in the applicable Property(ies) and shall comply with the applicable requirements set forth in the Owner Venture Agreement relating thereto.

“Venture” is defined in the Preamble to this Agreement.

“Venture Accountants” means Grant Thornton LLP, or such other nationally recognized firm of independent certified public accountants selected by the NorthStar Member.

“Venture Assets” means all assets and property, whether tangible or intangible and whether real, personal or mixed including, but not limited to the Facilities, at any time owned by or held for the benefit of the Venture. The Venture Assets shall include all assets of Lessees or any other Subsidiary.

“Venture Attorneys” means (a) Cox, Castle & Nicholson LLP, (b) Fried, Frank, Harris, Shriver & Jacobson LLP or (c) such other law firm or law firms selected by the NorthStar Member to provide legal services to the Venture or any Subsidiary.

1.02.         Interpretation. Unless the context of this Agreement otherwise requires: (a) words of any gender include each other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms “hereof”, “herein”, “hereby” and derivative or similar words refer to this Agreement; (d) the term “Section” or “Article” refers to the specified Section or Article of this Agreement; and (e) the word “or” is not exclusive, and the phrases “include” and “including” shall mean “include, without limitation”, and “including, without limitation”.

ARTICLE 2.
FILING; NAME; PLACE OF BUSINESS

2.01.         Filing. The Members shall execute and acknowledge, and the Administrative Member shall promptly file or record with the proper offices in each jurisdiction and political subdivision in which the Venture does business and, if necessary or desirable, cause to be published, such certificates or amended certificates, if any, as are required or permitted by the LLC Act, or any fictitious name act, or act relating to qualification to do business, or similar statute or any rule or regulation in effect in such jurisdiction or political subdivision. The Members shall further execute and acknowledge and the Administrative Member shall promptly file or record such amended certificates or additional certificates or instruments of whatever nature as may from time to time be called for or required by such statutes, rules or regulations to permit the continued existence and operation of the Venture.

2.02.         Name of Venture. The name under which the Venture shall conduct its business is Watermark Aqua Operator, LLC or such other name as the Members may jointly select.

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2.03.         Place of Business. The location of the principal place of business of the Venture shall be c/o The Freshwater Group, Inc., 2020 West Rudasill Road, Tucson, Arizona 85704. The principal place of business of the Venture shall be changed to such other place or places within the continental United States as the Administrative Member may from time to time determine with the consent of the NorthStar Member; provided, that if necessary, the Members shall amend the Certificate in accordance with the applicable requirements of the LLC Act. The Administrative Member may establish and maintain such other offices and additional places of business of the Venture as the NorthStar Member shall approve.

2.04.         Registered Office and Registered Agent. The street address of the initial registered office of the Venture shall be The Corporation Trust Company, Corporation Trust Center and the Venture’s registered agent at such address shall be 1209 Orange Street, Wilmington, DE 19801. The Administrative Member may hereafter change the registered agent and registered office and, if necessary, the Members shall amend the Certificate in accordance with the applicable requirements of the LLC Act to reflect such change.

ARTICLE 3.
PURPOSES AND POWERS OF THE VENTURE

3.01.         Purposes. The purposes of the Venture shall be to own, hold, finance, manage, operate, sell and otherwise dispose or deal with and exercise any rights it may have with respect to any of the Subsidiaries, which Subsidiaries will undertake to: (a) lease, manage, operate and sell and otherwise dispose of or deal with and exercise any rights it may have with respect to the operation of a senior living facility at the Facilities or any of them; (b) incur indebtedness (whether secured, directly or indirectly, by one or more of the Facilities or any portion thereof or interest therein, or unsecured) and otherwise in connection with the Venture’s and the Subsidiaries’ activities, as permitted hereunder; and (c) do all other things reasonably incident thereto, in accordance with the terms of this Agreement.

3.02.         Powers. The Venture shall have the power to do any and all acts and things necessary, appropriate, advisable or convenient for the furtherance and accomplishment of the purposes of the Venture, including, without limitation, to engage in any kind of activity and to enter into and perform obligations of any kind necessary to, or in connection with, or incidental to, the accomplishment of the purposes of the Venture, so long as said activities and obligations may be lawfully engaged in or performed by a limited liability company under the LLC Act.

ARTICLE 4.
TERM OF VENTURE

The existence of the Venture commenced on the date upon which the Certificate was duly filed with the office of the Secretary of State of the State of Delaware and shall continue until terminated in accordance with the provisions of Article 11.

ARTICLE 5.
CAPITAL CONTRIBUTIONS; CLOSING UNDER THE PURCHASE AGREEMENTS

5.01.         Initial Capital Contributions. As of the date hereof, each Member has made a Capital Contribution in the amount specified on Exhibit C-2 hereto as such Member’s initial

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Capital Contribution to the Venture (such Capital Contribution being referred to in this Agreement as such Member’s “Initial Capital Contribution”).

5.02.       Additional Capital Contributions. (a) If at any time, and from time to time, the Administrative Member or the NorthStar Member determines that additional funds in excess of the Initial Capital Contributions, Receipts and available Reserves are necessary to meet the needs or obligations of the Venture or any of its Subsidiaries, but solely to the extent of costs and expenses that are (i) needed to fund Non-Discretionary Expenses, (ii) incurred in accordance with the Approved Business Plan and Budget (including Management Fees payable to the Manager pursuant to any Management Agreement) or, subject to the terms of this Agreement (including Sections 7.02 and 7.07(e)), the Approved Long Term Business Plan, or (iii) that are reasonably determined by the NorthStar Member to be necessary to maintain each of the Facilities as a high quality senior housing community and maximize the value of each of the Facilities; provided, that the NorthStar Member shall not be permitted, without the consent of the TFG Member as a Major Decision pursuant to Section 7.02(l), to make aggregate Additional Capital Contribution Requests pursuant to this clause (iii) (together with any Additional Capital Contribution Requests (as defined in the Owner Venture Agreement) made pursuant to clause (iii) of Section 5.02(b) of the Owner Venture Agreement) in an amount in excess of $2,500,000 in any Fiscal Year or $5,000,000 in any period of three (3) consecutive Fiscal Years; and determines to call for additional Capital Contributions to fund the same (“Additional Capital Contributions”), the Administrative Member or the NorthStar Member, as applicable, shall deliver to each Member a written notice (an “Additional Capital Contribution Request”) of the need for Additional Capital Contributions (which may be made by email but requires confirmation by the receiving party of receipt of such email). Additional Capital Contributions shall be funded by the Members on a pro rata basis in proportion to their respective Percentage Interests. Each Additional Capital Contribution Request shall specify the aggregate amount of Additional Capital Contributions that the Administrative Member or NorthStar Member, as applicable, has determined are required to be made by the Members pursuant to this Section 5.02(a) and each Member’s pro rata share thereof and the date on which such determining Member has determined such Additional Capital Contributions shall be required to be made by the Members (the “Additional Capital Contribution Date”), which date shall not be earlier than fifteen (15) Business Days from the date that the Additional Capital Contribution Request in question is given. Each Member shall contribute, on or before the Additional Capital Contribution Date, such Member’s pro rata share of the aggregate Additional Capital Contributions specified in such Additional Capital Contribution Request.

(a)          If at any time or times either Member shall fail to timely make any Additional Capital Contribution which such Member is obligated to make under this Section 5.02 (such Member being referred to herein as a “Non-Contributing Member”), and such failure shall continue for a period of ten (10) Business Days after notice of such failure from the other Member (such Member that has timely contributed its pro rata share of the Additional Capital Contribution in question being referred to herein as a “Contributing Member”), the rights and remedies set forth below in this Section 5.02(b) shall apply, all of which shall be cumulative and non-exclusive with respect to each other; provided, that such rights and remedies in the aggregate shall constitute the Contributing Member’s sole and exclusive remedies with respect the Non-Contributing Member’s failure to make such Additional Capital Contribution. A Contributing Member shall give notice of any such election or elections under this

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Section 5.02(b) to the Non-Contributing Member within sixty (60) days after the applicable Additional Capital Contribution Date.

(i)          The Contributing Member may require the Venture to return the Additional Capital Contribution in question made by the Contributing Member.

(ii)         Except to the extent the Contributing Member requires the Venture to return the Additional Capital Contribution in question made by the Contributing Member pursuant to clause (i) above, the Contributing Member may (but shall not be obligated to) advance all or any portion of the Additional Capital Contribution which the Non-Contributing Member has failed to make (the amount so advanced, the “Shortfall Amount”) and elect to treat the Shortfall Amount as either (A) an additional Capital Contribution made by the Contributing Member, in which case (I) the Percentage Interest of the Non-Contributing Member shall be decreased by an amount equal to the percentage determined by dividing (x) the Shortfall Amount multiplied by 150% by (y) the total Capital Contributions made by all the Members to the Venture on or prior to such date (provided, that the Non-Contributing Member’s Percentage Interest shall not be reduced below zero) and (II) the Percentage Interest of the Contributing Member shall be increased by the percentage determined under clause (I) or (B) an additional contribution from the Contributing Member to the Venture (which shall not be treated as a Capital Contribution) (any such additional contribution being referred to hereinafter as a “Priority Contribution”).

(iii)        Except to the extent the Contributing Member requires the Venture to return the Additional Capital Contribution in question made by the Contributing Member pursuant to clause (i) above, the Contributing Member may elect to treat the Additional Capital Contribution in question made by the Contributing Member as either (A) an additional Capital Contribution made by the Contributing Member, in which case (I) the Percentage Interest of the Non-Contributing Member shall be decreased by an amount equal to the percentage determined by dividing (x) the amount of the Additional Capital Contribution in question made by the Contributing Member pursuant to the applicable Additional Capital Contribution Request multiplied by 150% by (y) the total Capital Contributions made by all the Members to the Venture on or prior to such date (provided, that the Non-Contributing Member’s Percentage Interest shall not be reduced below zero) and (II) the Percentage Interest of the Contributing Member shall be increased by the percentage determined under clause (I) or (B) a Priority Contribution from the Contributing Member to the Venture (provided, that the Contributing Member must elect to treat the Shortfall Amount under Section 5(b)(ii) and the contributed amount under this Section 5(b)(iii) identically (in other words, either both must reduce the Non-Contribution Member’s Percentage Interest or both must be deemed to be Priority Contributions)).

(iv)        Priority Contributions shall accrue a return from the date contributed until the date returned at the Default Rate. Priority Contributions, and return accrued thereon, shall be repaid to the applicable Contributing Member out of Net Ordinary Cash Flow and Net Extraordinary Cash Flow pursuant to and subject to the priorities set forth in Section 6.05 and Section 11.03.

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(b)          Upon the making (or deemed making) of any Capital Contributions after the date hereof, the Administrative Member shall, at the direction of the NorthStar Member, update Exhibit C-2 to reflect such Capital Contributions (and the recomputed Percentage Interests of the Members, if applicable) and shall deliver notice and a copy thereof to each Member. Except as set forth in Section 5.01, this Section 5.02, Section 5.03 and Section 6.06, no Member shall be required or permitted to make any Capital Contribution or other payment to the Venture in excess of such Member’s Initial Capital Contributions made on the date hereof.

(c)          The outstanding amount of each of the Member’s Capital Contributions to the Venture (i) shall be increased to reflect any additional Capital Contributions made (or deemed made) by such Member pursuant to Section 5.02, and (ii) shall be decreased (but not below zero) to reflect any Distributions of Net Extraordinary Cash Flow made to such Member pursuant to the provisions of Section 6.05(b)(ii) that constitutes a return of capital (and not a return on capital, it being agreed that Distributions pursuant to Section 6.05(b)(ii) shall be deemed first to be a return on capital and then to be a return of capital); provided, that if at any time any Distributions are made to such Member pursuant to Section 6.05(b)(iii), 6.05(b)(iv), 6.05(b)(v) or 6.05(b)(vi), such Member’s Outstanding Capital Contributions shall be reduced to zero (but may be subsequently increased pursuant to clause (i) of this Section 5.02(d)). The outstanding amount of each Member’s Capital Contributions to the Venture calculated in accordance with the provisions of this Section 5.02(d) is referred to herein as such Member’s “Outstanding Capital Contributions”.

5.03.         Intentionally Omitted.

5.04.         Intentionally Omitted.

5.05.         Liability of Members. Except as otherwise provided in the LLC Act or this Agreement, the debts, obligations and liabilities of the Venture, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Venture, and no Member or Affiliate of any Member shall be obligated personally for any such debt, obligation or liability of the Venture (including any Priority Contribution) solely by reason of being a Member or Affiliate of a Member. The failure of the Venture to observe any formalities or requirements relating to the exercise of its powers or management of its business or affairs under the LLC Act or this Agreement shall not be grounds for imposing personal liability on the Members or their respective Affiliates for liabilities of the Venture.

5.06.         Return of Capital. Except as may be specifically provided in this Agreement, no Member shall have the right to demand or to receive the return of all or any part of its Capital Account or its Capital Contributions or Priority Contributions to the Venture, and no time has been agreed upon for (and neither the Venture, any Member, nor any Affiliate of any Member is guaranteeing) the return of any Member’s Capital Contributions or any return thereon or the repayment of any Priority Contribution. No Member or any direct or indirect member, partner, shareholder or other constituent owner of any Member, and no other Person, shall have any personal liability with respect to the return of any Member’s Capital Contributions or any return thereon or the repayment of any Priority Contribution.

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5.07.       Sole Benefit. It is expressly acknowledged and agreed that the provisions of this Agreement relating to the rights and obligations of the Members to make any Capital Contributions or to make any Priority Contributions to the Venture are for the sole benefit of the Venture and the Members, and may not be exercised on behalf of the Members or invoked or enforced for any other purpose by any other Person, including without limitation, by any lender or any trustee in a bankruptcy proceeding. In addition, no third party or any creditor of the Venture, shall have any right to require the either Member to cause a Capital Contribution Request to be delivered to the Members or to enforce the obligations of the Members to make any Capital Contribution, loan or other advance to the Venture.

ARTICLE 6.
ALLOCATION OF PROFITS AND LOSSES; DISTRIBUTIONS

6.01.      Capital Accounts. (a) Each Member shall have a Capital Account which shall be maintained in accordance with Regulations Section 1.704-1(b)(2)(iv).

(a)          The Capital Account of each Member shall be increased (i) by the amount of cash and the fair market value of any other property (including cash used to fund Pre-Effective Date Costs, but net of any liability secured by such property that the Venture is considered to assume, or take subject to, under Section 752 of the Code) contributed by such Member to the Venture and (ii) by any Net Income allocated to such Member pursuant to Section 6.02 and any item in the nature of income or gain specially allocated to such Member pursuant to Section 6.03.

(b)          The Capital Account of each Member shall be reduced by (i) the amount of cash and the fair market value of any property (net of any liability secured by such property that the Member is considered to assume or take subject to, under Section 752 of the Code) distributed to such Member and (ii) by any Net Loss allocated to such Member pursuant to Section 6.02 and any item in the nature of loss or expense specially allocated to such Member pursuant to Section 6.03.

(c)          In the event that all or a portion of an Interest is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Interest.

(d)          The Capital Account of each Member shall be adjusted to reflect any adjustment to the Book Value of Venture Assets attributable to the application of Section 734 or Section 743 of the Code to the extent required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m).

(e)          Except as otherwise provided in this Agreement, whenever it is necessary to determine the Capital Account of any Member, the Capital Account of such Member shall be determined after giving effect to the allocations of Net Income, Net Loss and other items realized prior or concurrently to such time (including, without limitation, any Net Income and Net Losses attributable to adjustments to Book Values with respect to any concurrent distribution), and all contributions and distributions made prior or concurrently to the time as of which such determination is to be made.

(f)          Except as expressly required herein, no Member shall be required to restore any negative balance in its Capital Account. No allocation to any Member of any loss or deduction,

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whether attributable to depreciation or otherwise, shall create any obligation of that Member to the Venture or any other Member, even if the allocation reduces such Member’s Capital Account or creates or increases a deficit in its Capital Account. No Member shall be obligated to pay any deficit in its Capital Account to or for the account of the Venture or any creditor of the Venture.

6.02.       Income Allocations. After the application of Section 6.03, Net Income and Net Loss for any taxable year, or portion thereof, shall be allocated among the Members in a manner such that the Capital Account of each Member, immediately after making such allocation, and after taking into account actual distributions made during such taxable year, or portion thereof, is, as nearly as possible, equal (proportionately) to (i) the distributions that would be made to such Member pursuant to Section 11.03 (taking into account Section 6.05) if the Venture were dissolved, its affairs wound up and its assets sold for cash equal to their adjusted tax basis (or adjusted Book Value if applicable), all Venture liabilities were satisfied (limited with respect to each nonrecourse liability to the adjusted tax basis (or adjusted Book Value if applicable) of the assets securing such liability) and the net assets of the Venture were distributed in accordance with Section 11.03 to the Members immediately after making such allocation, minus (ii) such Member’s share of partnership minimum gain and partner nonrecourse debt minimum gain determined pursuant to Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), computed immediately prior to the hypothetical sale of assets; provided, that in applying this Section 6.02 to allocations of Net Income or Net Loss to account specifically (and solely) for the adjustment in the Members’ respective Percentage Interests as a result of the application of Section 5.02(b)(iii)(A) (i.e., the amount of Net Income (which shall be a negative adjustment to what would otherwise be the relevant Member’s target amount determined under clause (i) above) and Net Loss (which shall be a positive adjustment to what would otherwise be the other Member’s target amount determined under clause (i) above) that would need to be allocated on the date of such adjustment in the Members’ respective Percentage Interests to cause the Members’ respective Capital Accounts to equal the target amounts determined under clauses (i) and (ii) above as of the date of such adjustment without giving effect to this proviso), such allocations will be made, to the extent permitted under the Code and applicable Treasury Regulations (as determined by the NorthStar Member), in the taxable year(s) in which the next succeeding Major Capital Event(s) occurs, and in such year(s) such allocation may include items comprising Net Income or Net Loss (including items of gross income). Subject to the other provisions of this Article 6, an allocation to a Member of a share of Net Income or Net Loss shall be treated as an allocation of the same share of each item of income, gain, loss or deduction that is taken into account in computing Net Income or Net Loss.

6.03.       Special Allocations. (a) Notwithstanding any other provision of this Agreement, “partner nonrecourse deductions” (as defined in Regulations Section 1.704-2(i)), if any, of the Venture shall be allocated to the Member who bears the economic risk of loss with respect to the debt to which such deductions are attributable in accordance with Regulations Sections 1.704-2(i), and “nonrecourse deductions” (as defined in Regulations Section 1.704-2(b)(1)) of the Venture shall be allocated to the Members in accordance with their respective Percentage Interests.

(a)          This Agreement shall be deemed to include “qualified income offset,” “minimum gain chargeback” and “partner nonrecourse debt minimum gain chargeback” provisions within the meaning of the Regulations under Section 704(b) of the Code. Accordingly, notwithstanding

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any other provision of this Agreement, items of income, gain, loss, and deduction shall be allocated to the Members to the extent and in the manner required by such provisions.

(b)          To the extent that any loss or deduction otherwise allocable to a Member (the “Restricted Member”) hereunder would cause such Member to have Adjusted Capital Account Deficit as of the end of the taxable period to which such loss or deduction relates (after taking into account the allocation of all items of income and gain for such taxable period), such loss or deduction shall not be allocated to such Member and instead shall be allocated to the Members in accordance with Section 6.02 as if the Restricted Member were not a Member.

(c)          Any allocations required to be made pursuant to Section 6.03(a), Section 6.03(b) and Section 6.03(c) (the “Regulatory Allocations”) shall be taken into account, to the extent permitted by the Regulations, in computing subsequent and concurrent allocations of income, gain, loss or deduction pursuant to Section 6.02 so that the net amount of any items so allocated and all other items allocated to such Member shall, to the extent possible, be equal to the amount that would have been allocated to each Member pursuant to Section 6.02 had such Regulatory Allocations under this Section 6.03 not occurred.

(d)          It is intended that prior to a distribution of the proceeds from a liquidation of the Venture pursuant to the provisions of Section 11.03, the positive Capital Account balance of each Member shall be equal to the amount of liquidation proceeds that such Member is entitled to receive in accordance with the provisions of Section 11.03. Accordingly, notwithstanding anything to the contrary in this Article 6, to the extent necessary and permissible or required under Section 704(b) of the Code and the Regulations promulgated thereunder, items of gross income and gross deductions, of the Venture for the year of liquidation of the Venture shall be allocated among the Members so as to bring the positive Capital Account balance of each Member as close as possible to the amount that such Member is entitled to receive in connection with such liquidation in accordance with the provisions of Section 11.03.

(e)          The Members intend for the allocation provisions contained in this Agreement to comply with Section 704(b) of the Code and the Regulations promulgated thereunder, and the allocation provisions herein shall be interpreted and applied in a manner consistent therewith.

6.04.       Tax Allocations; Allocation of Income and Loss. (a) For federal income tax purposes, except as otherwise provided in Section 6.04(b), each item of income, gain, loss and deduction shall be allocated among the Members in the same manner as its corresponding item of book income, gain, loss or deduction is allocated pursuant to this Article 6.

(a)          In accordance with Sections 704(b) and 704(c) of the Code and the Regulations thereunder, income, gain, loss and deduction with respect to any Venture Asset contributed (or deemed contributed) to the capital of the Venture shall, solely for federal income tax purposes, be allocated among the Members so as to take into account any variation between the adjusted basis of such Venture Asset for federal income tax purposes and its Book Value upon its contribution (or deemed contribution). If the Book Value of any Venture Asset is adjusted, subsequent allocations of taxable income, gain, loss and deduction with respect to such Venture Asset shall take account of any variation between the adjusted basis of such Venture Asset for federal income tax purposes and the Book Value of such Venture Asset in the manner prescribed

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under Sections 704(b) and 704(c) of the Code and the Regulations thereunder. Any elections or decisions relating to such allocations shall be made by the NorthStar Member in accordance with the provisions of Section 8.06. Allocations pursuant to this Section 6.04(b) are solely for tax purposes and shall not affect any Member’s Capital Account.

(b)          If any Member acquires an Interest, redeems all or a portion of its Interest or transfers an Interest during any taxable year in accordance with this Agreement, the Net Income or Net Loss (and other items referred to in Section 6.03) attributable to such Interest for such taxable year shall be allocated between the transferor and the transferee by closing the books of the Venture as of the date of the transfer, or by any other method permitted under Section 706 of the Code and the Regulations thereunder and agreed to by the Members, including the transferor and the transferee.

6.05.       Distributions of Net Ordinary Cash Flow and Net Extraordinary Cash Flow. (a) Distributions of Net Ordinary Cash Flow. The Administrative Member shall calculate Net Ordinary Cash Flow (which calculation shall be subject to the review and confirmation of the NorthStar Member) as of the end of each calendar month on a cumulative calendar year-to-date basis and apply and distribute Net Ordinary Cash Flow 7.02on or before the 15th day of the following calendar month in the following order of priority:

(i)          First, an amount of Net Ordinary Cash Flow equal to all outstanding Priority Contributions, together with all accrued return thereon, shall be paid to the Contributing Members that have made Priority Contributions (payments made in respect of Priority Contributions shall be applied in reverse order in time to which they are made (i.e., distribution made in respect of Priority Contributions shall be applied first to the Priority Contribution made last in time and last to the Priority Contribution made first in time);

(ii)         Second, for Net Ordinary Cash Flow generated during the period commencing on the date hereof and ending on January 31, 2016, to the NorthStar Member until such time as the NorthStar Member has received aggregate Distributions equal to the NorthStar Member’s accrued and unpaid Preferred Return as of the date of such Distribution;

(iii)        Third, for Net Ordinary Cash Flow generated during the period commencing on the date hereof and ending on January 31, 2016, to the TFG Member until such time as the TFG Member has received aggregate Distributions equal to the TFG Member’s accrued and unpaid Preferred Return as of the date of such Distribution; and

(iv)        Fourth, the balance, including (A) Distributions of Net Ordinary Cash Flow which exceed the Preferred Return under clauses (ii) and (iii) above during the time period described therein, if any, and (B) all Distributions of Net Ordinary Cash Flow after such two (2) year period, to the NorthStar Member and the TFG Member, pari passu in proportion to their respective Percentage Interests as of the date of such Distribution.

(b)          Distributions of Net Extraordinary Cash Flow. The Administrative Member shall calculate Net Extraordinary Cash Flow (which calculation shall be subject to the review and confirmation of the NorthStar Member) and apply and distribute such Net Extraordinary Cash Flow promptly after the Venture’s receipt thereof in the following order of priority (taking into

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account, as necessary and without limitation, all prior Distributions of Net Ordinary Cash Flow pursuant to Section 6.05(a):

(i)          First, an amount of Net Extraordinary Cash Flow equal to all outstanding Priority Contributions, together with all accrued return thereon, shall be paid to the Contributing Members that have made Priority Contributions (payments made in respect of Priority Contributions shall be applied in reverse order in time to which they are made (i.e., payments made in respect of Priority Contributions shall be applied first to the Priority Contribution made last in time and last to the Priority Contribution made first in time);

(ii)         Second, to the NorthStar Member and the TFG Member, pari passu in proportion to their respective Percentage Interests as of the date of such Distribution, until the NorthStar Member has received a twelve percent (12%) IRR;

(iii)        Third, (A) 7.2165% to the TFG Member and (B) 92.7835% to the NorthStar Member and the TFG Member, pari passu in proportion to their respective Percentage Interests as of the date of such Distribution, until the NorthStar Member has received a seventeen percent (17%) IRR;

(iv)        Fourth, (A) 17.5258% to the TFG Member and (B) 82.4742% to the NorthStar Member and the TFG Member, pari passu in proportion to their respective Percentage Interests as of the date of such Distribution, until the NorthStar Member has received a twenty five percent (25%) IRR;

(v)         Fifth, (A) 22.6804% to the TFG Member and (B) 77.3196% to the NorthStar Member and the TFG Member, pari passu in proportion to their respective Percentage Interests as of the date of such Distribution, until the NorthStar Member has received a thirty percent (30%) IRR; and

(vi)        Sixth, the balance, if any, (A) 32.9897% to the TFG Member and (B) 67.0103% to the NorthStar Member and the TFG Member, pari passu in proportion to their respective Percentage Interests as of the date of such Distribution;

provided, that any distribution pursuant to clause (A) of Sections 6.05(b)(iii), 6.05(b)(iv), 6.05(b)(v) and 6.05(b)(vi) (the “Promote Distribution Provisions”) shall be subject to the further provisions of Section 6.05(d) and Section 7.05.

(c)          Reconciliation of Distributions. Notwithstanding the foregoing, which is intended to permit interim distributions of Net Ordinary Cash Flow, the Administrative Member shall calculate Net Ordinary Cash Flow on an annual basis, and if the annual audited report of the Venture should show that there was any over-distribution of Net Ordinary Cash Flow to a Member, such Member shall repay the over-distribution within 30 days after receipt of such report. If such annual audited report should show that there was an under-distribution of Net Ordinary Cash Flow to a Member, such under-distribution shall be paid to such Member within 30 days after receipt of such report or as promptly thereafter as there is sufficient Net Ordinary Cash Flow.

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(d)          Clawback. If (i) following any Capital Contribution by the Members pursuant to Section 5.02 or (ii) upon the completion of the Distribution of all the Venture’s assets pursuant to Section 11.03 in connection with the dissolution of the Venture, taking into account all Capital Contributions of the Members and all Distributions made pursuant to Section 6.05 and Section 11.03, as well as the timing thereof, but before giving effect to this Section 6.05(d), the Distributions actually received by the TFG Member pursuant to the Promote Distribution Provisions are in excess of the Distributions the TFG Member should have received (i.e., the amount the TFG Member would have received pursuant to the Promote Distribution Provisions had all distributions then been made under Section 6.05(b), but taking into account the actual timing of Capital Contributions and Distributions for determining whether the IRR hurdles have been met) pursuant to the Promote Distribution Provisions (the “Excess Promote Distribution”), then the TFG Member shall make a Capital Contribution to the Venture in the amount of the Excess Promote Distribution which shall then be distributed to the Members that should have received such Distributions using the methodology as used in determining the Excess Promote Distribution. The TFG Recourse Party shall guaranty the TFG Member’s obligation to make any Capital Contributions to the Venture in an amount equal to the Excess Promote Distribution pursuant to this Section 6.05(d). By execution of this Agreement, the TFG Recourse Party acknowledges and agrees to its obligations under this Section 6.05(d).

(e)          No Restoration of Funds. Except as provided in Section 6.05(c) and Section 6.05(d), no Member shall be required to restore to the Venture any funds properly distributed to such Member pursuant to any of the provisions of this Section 6.05 or Section 11.03 unless required by applicable law.

(f)          Limitation on Distributions. Except as provided in this Section 6.05 and Section 11.03, no Member shall be entitled to (i) receive any distribution from the Venture (including a withdrawal of any of such Member’s capital), (ii) receive interest from the Venture upon any capital contributed to the Venture, or (iii) receive property other than cash in return for such Member’s Capital Contributions.

6.06.       Intentionally Omitted.

6.07.       Withholding Taxes. If the Venture is directly or indirectly required by applicable federal, state, local or foreign tax laws to withhold any portion of any distribution or allocation to a Member, the Venture shall withhold such amounts and make such payments to such taxing authorities as are necessary to ensure compliance with such tax laws. Any funds withheld by reason of this Section 6.07 shall nonetheless be deemed distributed or allocated (as the case may be) to the Member in question for all purposes under this Agreement. If the Venture itself pays or incurs any tax (including penalties or interest) or similar charge directly or indirectly on behalf of any Member as required by applicable law (other than on account of all Member equally), that is not withheld from actual distributions to the Member, then the Venture may, at the option of the NorthStar Member, either (i) require the Member to reimburse the Venture for such payment or (ii) reduce any subsequent distributions to such Member by the amount of such payment. The obligation of a Member to reimburse the Venture for taxes that were paid or incurred shall continue after such Member Transfers its interest in the Venture or after a withdrawal by such Member. Each Member agrees to furnish the Venture with any

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representations and forms as shall reasonably be requested by the NorthStar Member to assist it in determining the extent of, and in fulfilling, any withholding obligations it may have.

ARTICLE 7.
MANAGEMENT

7.01.      Management. (a) Subject to the terms and conditions of this Agreement, the full and exclusive right, power, authority and discretion to conduct the business and affairs of the Venture, and to do all things necessary to carry on the business of the Venture, shall be vested in the NorthStar Member who shall have all of the power and authority of a manager (as defined in Section 18-101(10) of the LLC Act) within the meaning of and pursuant to the LLC Act; provided, that (i) unless and until a Removal Event has occurred and is continuing, the Major Decisions shall require the consent of both the NorthStar Member and the TFG Member, (ii) whether or not a Removal Event has occurred and is continuing, the Permanent Major Decisions shall require the consent of both the NorthStar Member and the TFG Member, and (iii) unless and until the TFG Member is removed as the Administrative Member, the TFG Member, in its capacity as the Administrative Member, shall have the duties, responsibilities and authority set forth in Section 7.04 and elsewhere in this Agreement. Without limiting the generality of the foregoing, subject to clauses (i) and (ii) of the immediately preceding sentence, the NorthStar Member is hereby authorized to execute and deliver on behalf of the Venture any and all documents, contracts, certificates, agreements and instruments, and to take any action of any kind and to do anything and everything the NorthStar Member deems necessary, desirable or appropriate in accordance with the provisions of this Agreement and the LLC Act.

(a)          Except to the extent that the NorthStar Member is performing any duties, obligations and responsibilities of the Administrative Member hereunder, in which case the NorthStar Member shall perform such duties, obligations and responsibilities with Due Care; to the fullest extent permitted by law (including the LLC Act), (i) the NorthStar Member shall not be bound by any fiduciary duty to the Venture or the Members and (ii) the TFG Member hereby fully, unconditionally and irrevocably waives any right to assert or bring any claim or action against the NorthStar Member for breach of fiduciary duty; provided, that (A) the NorthStar Member acknowledges and agrees that it shall be bound by, and shall comply with, the covenant of good faith and fair dealing implied in every contract (including this Agreement) and (B) nothing contained in this Agreement shall release the NorthStar Member from, or be deemed to limit the NorthStar Member’s liability for, or result in the waiver of any rights by the Venture or the Members with respect to, the NorthStar Member’s fraud, bad faith, willful misconduct, gross negligence or breach of this Agreement in the conduct of its rights or obligations under this Agreement.

7.02.      Major Decisions. The “Major Decisions”, with respect to the Venture or any Subsidiary, shall be:

(a)          make any voluntary petition in bankruptcy or reorganization or institute any other type of bankruptcy, reorganization or insolvency proceeding with respect to the Venture or any Subsidiary, consent to the institution of involuntary bankruptcy, reorganization or insolvency proceedings with respect to the Venture or any Subsidiary, cause the Venture or any Subsidiary

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to admit in writing its inability to pay its debts generally as they become due or cause the Venture or any Subsidiary to make a general assignment for the benefit of its creditors;

(b)          cause the Venture or any Subsidiary to take any action that would trigger liability under any Guaranty (as defined in the Owner Venture Agreement) or other recourse or personal liability to any Member or an Affiliate of any Member;

(c)          admit additional or substitute Members to the Venture except in accordance with the provisions of Article 9 or admit any additional partners or members into any Subsidiary (other than the Venture or any other Subsidiary);

(d)          merge or consolidate the Venture or any Subsidiary with any other Person or enter into any joint venture or similar relationship with, or acquiring any interest in, any corporation, limited liability company, partnership, association or other business organization by the Venture or any Subsidiary;

(e)          except as provided in Section 7.06, cause the Venture or any Subsidiary to enter into or terminate any Affiliate Agreement or any amendment or modification to an Affiliate Agreement or waive any material right under any Affiliate Agreement;

(f)          except as otherwise provided in Article 10, the direct or indirect sale or other disposition of all or any material portion of any Facility, Subsidiary or any other material Venture Assets or the entering into any binding agreement to do so;

(g)          intentionally omitted;

(h)          approve or consummate any financing, refinancing or mortgaging of any Facility or other material Venture Assets, or otherwise incur or modify or guaranty indebtedness of the Venture or any Subsidiary (including, without limitation, any mezzanine indebtedness), or place any encumbrance or title condition on any of any Facility or other material Venture Assets (including the Venture’s ownership interests in any Subsidiary) or modifying any existing encumbrance or title condition;

(i)          subject to the provisions of Section 7.07, adopt each Approved Annual Plan and Budget (including, without limitation, the establishment or modification of the leasing parameters or entry fees, monthly rates, discounts and concessions for residents with respect to any Facility) or amend, modify or supplement the terms of the Approved Business Plan and Budget then in effect (provided, that the Approved Business Plan and Budget attached as Exhibit D hereto is hereby approved as the Approved Business Plan and Budget for the balance of the 2013 Fiscal Year and for the 2014 Fiscal Year) or the Approved Long Term Business Plan;

(j)          intentionally omitted;

(k)          with respect to any Facility, cause the Venture or applicable Subsidiary to incur any operating or capital expenditures to the extent such expenditures would: (i) cause the aggregate expenditures for the accounting category which includes the applicable line item(s) (on a year to date basis) to be exceeded by ten percent (10%) or more of the budgeted amount

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therefor or (ii) cause the aggregate operating expenditures or capital expenditures (as applicable) set forth in the Approved Business Plan and Budget applicable to such Facility to be exceeded by five percent (5%) or more of the budgeted amount therefor (and, accordingly, any operating or capital expenditure that is within (i.e., less than) the maximum permitted variances set forth in both clause (i) and clause (ii) shall be deemed to be “in compliance with the Approved Business Plan and Budget” or satisfy words of similar import); provided, that (A) the Administrative Member may, on behalf of the Venture, incur Non-Discretionary Expenses without regard to any such limitations and the expenditure of such Non-Discretionary Expenses shall be deemed approved by the Members, (B) the Administrative Member shall be permitted to reasonably reallocate any realized cost savings with respect to any line item to any other line item within the Approved Business Plan and Budget as it relates to any Facility so long as there are demonstrated actual savings in the line item from which amounts are being reallocated and such reallocation does not violate the terms of any Loan and (C) the Administrative Member shall give notice to the NorthStar Member of the nature and amount of any such reallocation or Non-Discretionary Expenses promptly following the occurrence or incurrence thereof;

(l)          except as expressly provided in Section 5.02, make any call for Additional Capital Contributions;

(m)        except as expressly provided in Section 6.05 and Section 11.03, approve any distributions of Net Ordinary Cash Flow, Net Extraordinary Cash Flow or other Venture Assets;

(n)         invest or lend any available cash of the Venture or any Subsidiary (other than short term deposits or investments of available cash with financial institutions or in any “money market” type mutual fund or like account);

(o)         except as expressly contemplated by the Approved Business Plan and Budget then in effect, enter into any Contract, whether written or oral, which is not cancelable by its terms on not more than sixty (60) days’ notice without premium, penalty or other charge;

(p)         except as expressly provided in this Agreement or the Approved Business Plan and Budget then in effect, amend, modify or terminate any insurance policy required to be maintained pursuant to this Agreement;

(q)         intentionally omitted;

(r)          cause any Subsidiary to enter into any lease other than (i) non-resident leases to the extent that such leases (A) are terminable without penalty on notice to the counterparty of ninety (90) days or less, (B) require a use of the applicable space that is complimentary to a senior housing facility and (C) provide for arms-length rent and are otherwise on market terms or (ii) resident agreements which are in compliance with the leasing parameters set forth in any Approved Business Plan and Budget; provided, that copies of all leases or agreements entered into by any Subsidiary shall be promptly provided to the NorthStar Member upon execution of such lease or agreement;

(s)         except as set forth in Section 7.13, amend, modify or supplement the terms of any Operating Lease or enter into any Operating Lease not substantially in the form attached hereto at Exhibit H;

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(t)          liquidate or dissolve the Venture or any Subsidiary other than in accordance with the terms of this Agreement;

(u)         amend the Certificate of Formation;

(v)         take any action which would make it impossible to carry on the primary purpose of the Venture, amend the purposes of the Venture set forth in this Agreement or change the zoning of any Facility or the primary use of any Facility from senior housing;

(w)        institute any legal action involving a claim; settle any legal action or confess a judgment by or against the Venture or any Subsidiary; and

(x)         make any other decision which, pursuant to this Agreement, expressly requires “unanimous approval” or the “approval or consent of both Members”.

7.03.      Permanent Major Decisions. The “Permanent Major Decisions”, with respect to the Venture or any Subsidiary, shall be those Major Decisions set forth in Section 7.02(b), (c), (d), (h) (but solely to the extent that the applicable action would result in additional, or amend the existing, recourse liability of the TFG Recourse Party), (l), (s), and (u).

7.04.      Administrative Member. (a) Subject to the restrictions on the Administrative Member’s authority contained in this Agreement, the Administrative Member shall have the duty and obligation (and non-exclusive authority) to (i) conduct (or cause to be conducted) the day to day business and affairs of the Venture and the Subsidiaries, subject to and in accordance with the provisions of this Agreement, including the implementation of all approved Major Decisions and Permanent Major Decisions, (ii) implement, in accordance with all applicable terms and conditions hereof, the Approved Long Term Business Plan and the then effective Approved Business Plan and Budget (which shall include, without limitation, making decisions, taking necessary actions and making necessary expenditures to the extent that such expenditure is on behalf of the Venture and its Subsidiaries on account of and in respect of their day-to-day business affairs and operations which are in furtherance of and in compliance with the Approved Business Plan and Budget and otherwise in accordance with all applicable terms and conditions hereof), (iii) perform or observe all of the specific obligations and rights to be performed by the Administrative Member hereunder, and (iv) execute and deliver on behalf of the Venture any and all documents, contracts, certificates, agreements and instruments, in furtherance of, and consistent with, the foregoing (including leases and contracts and the procurement of insurance in accordance with the terms and conditions hereof to the extent not otherwise constituting Major Decisions (unless approved as Major Decisions in accordance with the terms and conditions hereof)). For the avoidance of doubt and without limiting the foregoing, the Administrative Member shall not take or permit, or bind the Venture or any Subsidiary to take or permit (A) any Major Decision, (B) any Permanent Major Decision or (C) any other decision, election, expenditure or other action by or on behalf of the Venture or any Subsidiary that would exceed or violate the authority granted to the Administrative Member pursuant to clauses (i)-(iv) of this Section 7.04(a) or elsewhere in this Agreement, in each case without the NorthStar Member’s prior written consent. The Administrative Member shall not receive compensation for serving as Administrative Member of the Venture.

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(a)          The Administrative Member, in its capacity as such, shall at all times perform its rights, duties, obligations and responsibilities with Due Care in accordance with all applicable laws and this Agreement; provided, that, except as expressly set forth in the definition of “Due Care” as set forth herein (if at all), to the fullest extent permitted by law (including the LLC Act), (i) the Administrative Member shall not be bound by any additional fiduciary duty to the Venture or the Members and (ii) the NorthStar Member hereby fully, unconditionally and irrevocably waives any right to assert or bring any claim or action against Administrative Member for breach of fiduciary duty to the extent the same exceeds the requirements of Due Care; and provided, further, that (A) the Administrative Member shall be bound by, and shall comply with, the covenant of good faith and fair dealing implied in every contract (including this Agreement) and (B) nothing contained in this Agreement shall release the Administrative Member from, or be deemed to limit Administrative Member’s liability for, or result in the waiver of any rights by the Venture or the Members with respect to, the Administrative Member’s fraud, bad faith, willful misconduct, gross negligence or breach of this Agreement in the conduct of its rights or obligations under this Agreement.

(b)          The Administrative Member shall procure and maintain or cause to be procured and maintained throughout the term of this Agreement, on behalf of the Venture, as a Charge, the insurance coverage set forth on Exhibit E attached hereto or such additional or other coverage as the NorthStar Member may from time to time request or approve.

7.05.       Removal of the Administrative Member. (a) Process. Following the occurrence of a Removal Event, the NorthStar Member may remove the TFG Member as the Administrative Member of the Venture (in which event the TFG Member shall be deemed to be a Member that is not the Administrative Member for all purposes hereunder) by written notice to the Administrative Member, which removal shall be effective as of the date of such notice (such date, the “Removal Date”). If the TFG Member is removed as the Administrative Member of the Venture, in addition to its rights and obligations under Section 7.05(e), the NorthStar Member may, as of the Removal Date, select a new Administrative Member, which successor Administrative Member so designated may be the NorthStar Member, an Affiliate thereof or a third party appointed to act as the Administrative Member of the Venture, in which event such third party shall not be a Member hereunder, notwithstanding its title as “Administrative Member”. Any such successor Administrative Member shall agree to be, and shall be, bound by the terms of this Agreement.

(a)          Intentionally Omitted.

(b)          Intentionally Omitted.

(c)          Arbitration. In the event of any dispute between Members under Section 7.05 with respect to whether or not a Removal Event or a Promote Loss Event has occurred, such dispute shall be submitted to final and binding arbitration in New York, NY, administered by JAMS in accordance with JAMS Streamlined Arbitration Rules and Procedures in effect at that time. The Members shall cooperate with JAMS and with each other in scheduling the arbitration proceedings so that a final non-appealable award is rendered within sixty (60) calendar days after submission to arbitration, and any notice requirements under Paragraph 14(b) of the JAMS Streamlined Arbitration Rules and Procedures or otherwise may be shortened by the JAMS

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arbitrator in its discretion. The non-prevailing party in such arbitration shall pay all fees and disbursements due to JAMS and the JAMS arbitrator. The JAMS arbitrator shall be (a) a disinterested and impartial person and (b) selected in accordance with Paragraph “12(c)” et seq. of the JAMS Streamlined Arbitration Rules and Procedures. The JAMS arbitrator shall be bound by the provisions of this Agreement and by applicable law and shall not have the power to add to, subtract from, or otherwise modify such provisions. Any decision rendered by the JAMS arbitrator shall be final, conclusive and binding upon the Venture and the Members. Notwithstanding anything to the contrary contained herein, during the pendency of any arbitration proceeding under this Section 7.05(d), the Administrative Member shall not take any action on behalf of the Venture or any Subsidiary (including with respect to the day-to-day management of the Venture or any Subsidiary) without the consent of NorthStar Member.

(d)          Effect of Removal. If the NorthStar Member elects to remove the TFG Member as the Administrative Member in accordance with this Section 7.05:

(i)          from and after the Removal Date, the NorthStar Member shall have the unilateral right to terminate any Affiliate Agreements without penalty;

(ii)         as of the Removal Date, the TFG Member shall have no further approval rights over any actions taken by the NorthStar Member, the Venture or any Subsidiary except with respect to any amendments or modifications to this Agreement that have an adverse effect on the TFG Member in any material respect and Permanent Major Decisions;

(iii)        from and after the Removal Date through the TFG Exit Date, the TFG Member shall retain its Interest in the Venture as a non-Administrative Member but shall no longer have any rights to Distributions or allocations;

(iv)        the TFG Member shall have no further obligation to make Capital Contributions to the Venture;

(v)         the TFG Member shall have no further duties or obligations as Administrative Member under this Agreement;

(vi)        the TFG Member shall not by reason of any change in management control hereunder be released from any liability that the TFG Member may have to the NorthStar Member or the Venture by reason of the breach that resulted in such removal, if any, by the TFG Member of its obligations under this Agreement prior to the change in management control, but the TFG Member shall not be liable for any liabilities of the Venture or its Subsidiaries first arising from and after the change in management control other than for such liabilities caused by the TFG Member or any of its Affiliates, if any; and

(vii)       all bank accounts contracts, deposits, accounts or other evidences of any rights of the Venture and its Subsidiaries shall be transferred to the name or control of the such Person as the NorthStar Member shall direct and the TFG Member shall promptly execute such instruments and take such actions as the NorthStar Member may request to effect such transfer; provided, that the NorthStar Member may execute any and all such documents in the name of the TFG Member pursuant to the power-of-attorney referenced in Section 7.03(h).

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(e)          Purchase of Interests. If the TFG Member is removed as the Administrative Member, then the NorthStar Member shall purchase from the TFG Member, and the TFG Member shall sell to the NorthStar Member, the entire Interest of the TFG Member within one (1) year following such removal (the date the Interest of the TFG Member is purchased hereunder, the “TFG Exit Date”), in accordance with and subject to the following terms:

(i)          The NorthStar Member shall deliver to the TFG Member a notice of purchase, which notice will specify a closing date for such purchase and sale, which date shall be on or before the date that is one (1) year following the Removal Date (such notice, a “Default Purchase Notice”). Failure by the NorthStar Member to deliver a Default Purchase Notice as specified herein shall not constitute a waiver of any such breach or default. If the NorthStar Member does not deliver a Default Purchase Notice on or prior to the date that is nine (9) months after the Removal Date, then the TFG Exit Date shall automatically be deemed to be the one (1) year anniversary of the Removal Date; provided, that such date may be accelerated by the NorthStar Member.

(ii)         The purchase price for the Interest of the TFG Member shall be the amount that would be distributed to the TFG Member if all of the assets of the Venture (other than the leasehold estate in each Facility, the value of which shall not be taken into account for such purpose) were sold for fair market value as of the Removal Date (as determined through the “baseball arbitration” procedures described in Section 7.05(g)), all customary transaction costs relating to such a sale were paid, all other liabilities of the Venture and its Subsidiaries were discharged, and the Venture was liquidated and all assets of the Venture were distributed in accordance with the provisions of Section 11.03; provided, that if the TFG Member is removed as the Administrative Member by the NorthStar Member as a result of a Removal Event that constitutes a Promote Loss Event, in determining such purchase price, any amount that would otherwise have been distributed to the TFG Member pursuant to the Promote Distribution Provisions shall instead be distributed to the Members, pro rata in accordance with their Percentage Interests.

(iii)        Any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, proceedings, costs, expenses and disbursements of any kind or nature whatsoever sustained by the Venture, any Subsidiary or the NorthStar Member on account of the Removal Event that gave rise to such Default Purchase Notice shall be offset against any amounts payable to the TFG Member under this Section 7.05(f).

(f)          Baseball Arbitration Procedures. Within ten (10) business days after the delivery of the Default Purchase Notice, NorthStar Member and TFG Member will each select an independent consultant (each, an “Initial Consultant” and together, the “Initial Consultants”). If either NorthStar Member or TFG Member fail to timely appoint an Initial Consultant, then the party which appointed an Initial Consultant shall notify the other party of such failure and, if within five (5) Business Days of receipt of such notice such failing party shall fail to appoint an Initial Consultant, the appointed Initial Consultant shall independently select and appoint the other Initial Consultant, who shall be impartial, within five (5) Business Days after notice to the failing party. Each Initial Consultant shall, as promptly as possible, but in any event within forty-five (45) days of selection, prepare a sealed appraisal of the fair market value of the assets of the Venture and its Subsidiaries, taken as a whole (other than the leasehold estate in each

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Facility, the value of which shall not be taken into account for such purpose). Neither of the fair market value appraisals shall be opened except as and when hereinafter expressly provided. If both of the Initial Consultants submit their respective appraisals in accordance with the foregoing provisions, then the Initial Consultants shall arrange a meeting (the “Initial Consultant Meeting”) to be held at a location that is mutually agreeable to the Initial Consultants and located in the Borough of Manhattan during business hours within ten (10) days after the appraisals shall have been prepared, for the purpose of opening the fair market value appraisals. NorthStar Member and TFG Member shall have not less than ten (10) days’ notice of the date, time and location of the Initial Consultant Meeting and shall have the right to have its representatives present thereat. At the Initial Consultant Meeting, the fair market determinations shall be opened by each of the Initial Consultants and copies thereof shall be distributed to NorthStar Member and TFG Member. If the higher of the appraised values is less than or equal to 110% of the lower appraised value (or the two appraisals are equal in amount), the fair market value of the assets of the Venture and its Subsidiaries will be deemed to be equal to the average of the two appraised values. If the higher of the appraised values is more than 110% of the lower appraised value, then the two Initial Consultants, within ten (10) days after the Initial Consultant Meeting, shall jointly appoint a mutually agreeable third appraiser who shall be impartial (the “Third Consultant”). If the Initial Consultants fail to agree upon and appoint the Third Consultant within such ten (10)-day period, then either of NorthStar Member or TFG Member may request that JAMS appoint the Third Consultant within ten (10) days after such request, and the parties hereto shall be bound by any appointment so made within such 10-day period. If the Third Consultant shall not have been appointed within such 10-day period, then either of NorthStar Member or TFG Member may apply to any court having jurisdiction to make such appointment. The Third Consultant shall subscribe and swear to an oath to fairly and impartially select the appraised value of the assets of the Venture and its Subsidiaries as of the Removal Date which, in his or her opinion, more accurately reflects the appraised value at issue. The Third Consultant shall conduct such hearings as he or she deems appropriate. Within five (5) business days after the Third Consultant has been appointed, the Third Consultant shall select the appraised value (i.e., the Third Consultant must choose either the appraised value of the first Initial Consultant or the second Initial Consultant) which, in his or her opinion, more accurately reflects the fair market value of the assets of the Venture and its Subsidiaries, and shall notify NorthStar Member and TFG Member of such selection in writing and such closest appraised value shall be deemed to be the fair market value of the assets of the Venture and its Subsidiaries. The fees and expenses of any such appraisal shall be borne by the parties equally, but each party shall bear the expense of the Initial Consultant appointed by it (or the Initial Consultant that should have been appointed by it) and its attorneys and experts as well as any expenses of presenting its own proof. The NorthStar Member and the TFG Member shall each have the right to submit such data and memoranda to each of the appraisers in support of their respective positions as they may deem necessary or appropriate. Each appraiser shall be a real estate broker having at least five (5) years’ experience valuation of senior living facilities in the United States. It is expressly understood, and each appraiser shall acknowledge and agree, that any determination of the appraised value shall be based on all relevant factors. The appraisers shall not have the power to add to, modify or change any provision of the Agreement, and the jurisdiction of the appraisers is accordingly limited.

7.06.         Goods and Services from Affiliates and Professionals. (a) Except as set forth in Section 7.06(b) and Section 7.06(c), neither Member shall cause or permit the Venture or any

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Subsidiary to enter into (i) any Affiliate Agreement (or permit any property manager, managing agent or other agent of the Venture or any Subsidiary to enter into any Affiliate Agreement) unless such agreement or arrangement has been approved by the Member that is not an Affiliate of the counterparty to such Affiliate Agreement after the nature of the relationship or affiliation and the terms of such agreement or arrangement have been fully disclosed in writing or (ii) any agreement with the Manager or any subsidiary of the Manager that would cause the Venture to receive any income from the Manager or any subsidiary thereof.

(a)          Subject in all respects to the provisions of Section 7.06(d), the Members hereby acknowledge that an Affiliate of the TFG Member shall serve as Manager of each of the Facilities pursuant to a separate Management Agreement for each Facility between the Manager and the Subsidiary with respect to each Facility. The Members hereby approve the terms of the Management Agreement in the form attached hereto as Exhibit K and authorize the performance of the duties and obligations of the Manager thereunder by the Manager. Notwithstanding anything to the contrary, the Venture or applicable Subsidiary thereof shall have the right (exercisable on behalf of the Venture or applicable Subsidiary by the NorthStar Member as provided in Section 7.06(d)) to terminate any Management Agreement (A) as to any Facility upon a sale or other disposition (direct or indirect) of such Facility and (B) as to any Facility or all Facilities during any period in which the NorthStar Member has the right to remove the TFG Member as the Administrative Member or the TFG Member is not serving as the Administrative Member or no longer owns an Interest.

(b)          Subject in all respects to the provisions of Section 7.06(d), the Members hereby acknowledge that an Affiliate of the TFG Member shall serve as Development Manager of each of the Facilities requiring development (outside of the scope of any capital improvement supervisory services contemplated in the applicable Management Agreement) as provided in the Approved Long Term Business Plan pursuant to a separate Development Services Agreement for each such Facility between the Development Manager and the Owner Venture or a subsidiary thereof. The terms and conditions of the Development Services Agreement shall be as reasonably approved by each of the members of the Owner Venture, which shall include a development services fee payable to the Development Manager pursuant to the terms of such Development Services Agreement equal to five percent (5%) of project costs for the applicable development, excluding (i) land acquisition costs, (ii) real estate or property taxes, (iii) insurance premiums, (iv) contingencies, (v) financing costs, (vi) interest reserves, (vii) operating reserves and (viii) the development services fee. Notwithstanding anything to the contrary, the Owner Venture or applicable subsidiary thereof shall have the right (exercisable on behalf of the Owner Venture or applicable subsidiary by the NorthStar Member (as defined in the Owner Venture Agreement) as provided in Section 7.06(d) of the Owner Venture Agreement) to terminate any Development Services Agreement (i) as to any Facility upon a sale or other disposition (direct or indirect) of such Facility and (ii) as to any Facility or all Facilities during any period in which the NorthStar Member (as defined in the Owner Venture Agreement) has the right to remove the TFG Member (as defined in the Owner Venture Agreement) as the Administrative Member of the Owner Venture or the TFG Member (as defined in the Owner Venture Agreement) is not serving as the Administrative Member or no longer owns an Interest in the Owner Venture.

(c)          Each Member shall have the unilateral right (but not the obligation) to exercise, on behalf of the Venture, all rights of the Venture or any Subsidiary, as applicable, to enforce or

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exercise any right, remedy or option under any Affiliate Agreement (including the Management Agreements and Development Services Agreements) with an Affiliate of the other Member (including, without limitation, the terminating of, or the bringing of any summary proceeding, litigation, suit or other action to enforce, such Affiliate Agreement pursuant to the terms thereof), and the right to execute documents on behalf of the Venture or cause the Venture to execute documents on behalf of any Subsidiary in connection therewith.

(d)          The Administrative Member shall employ, on behalf of the Venture, the Venture Attorneys and the Venture Accountants, and no other Person shall be retained to provide legal or accounting services to the Venture without the approval of the NorthStar Member.

7.07.      Approved Business Plan and Budget; Approved Long Term Business Plan. (a) For each Fiscal Year commencing after the 2014 Fiscal Year, the Administrative Member shall prepare and deliver to the NorthStar Member, not later than November 1 of the immediately preceding Fiscal Year, a draft business plan of the Venture and each Subsidiary, including detailed cash flow projections and underlying assumptions, and a draft operating and capital budget and plan (collectively, a “Draft Annual Plan and Budget”) with respect to the Venture Assets, the Subsidiaries and each Facility for the upcoming Fiscal Year, which Draft Annual Plan and Budget shall be approved by the Administrative Member prior to delivery thereof to the NorthStar Member. Each Draft Annual Plan and Budget shall (i) be in the form attached hereto as Exhibit D, (ii) set forth separately on a month-by-month basis all anticipated revenue, operating expenses (including any amounts payable to the Manager pursuant to any Management Agreement and to the Development Manager pursuant to any Development Services Agreement), other Charges, capital and other costs and expenses the Venture and each Subsidiary and Facility for such Fiscal Year (including detailed cash flow projections after debt service and reserves), (iii) set forth leasing parameters for each Facility setting forth the rates for entry fees and monthly rates (as well as permitted discounts and concessions), together with other charges billable to residents, and (iv) set forth all underlying assumptions.

(a)          (i)          If the NorthStar Member shall approve the entire Draft Annual Plan and Budget proposed by the Administrative Member, the same shall constitute the approved operating and capital budget and plan for the applicable Fiscal Year (each approved Draft Annual Plan and Budget being an “Approved Business Plan and Budget”).

(i)          If the NorthStar Member objects to any aspect of the Draft Annual Plan and Budget proposed by the Administrative Member, then the Administrative Member, within ten (10) days after its receipt of such objection, shall (A) revise such Draft Annual Plan and Budget in its reasonable discretion to attempt to address and incorporate the NorthStar Member’s objections and (B) re-submit the same to the NorthStar Member. The foregoing provisions of this Section 7.07(b)(ii) shall be repeated until there is an Approved Business Plan and Budget for the Fiscal Year in question acceptable to the Administrative Member that has been proposed by the Administrative Member and approved by the NorthStar Member.

(ii)         If the NorthStar Member has not approved a proposed Draft Annual Plan and Budget for any Fiscal Year by the first day of the Fiscal Year to which it relates, then for purposes hereof, until a Draft Annual Plan and Budget for such Fiscal Year is approved, the Approved Business Plan and Budget for such Fiscal Year (a “CPI-Budget Year”) shall be the

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same as the Approved Business Plan and Budget for the previous Fiscal Year but with an increase in each line item by the lesser of (A) three percent (3.0%) or (B) the same percentage as the percentage increase (if any) in the CPI from the CPI published in the month that is 13 months prior to the first month in such CPI-Budget Year to the CPI published one month prior to the first month in such CPI-Budget Year; provided, that (x) Non-Discretionary Expenses may be incurred as necessary without regard to any such limitations during the CPI-Budget Year in question, and (y) capital expenditure line items shall not carry forward other than the unexpended portion of any capital expenditure line items set forth in the prior Approved Business Plan and Budget for projects not yet competed, and (z) without duplication of any amounts carried forward pursuant to clause (y), any capital expenditures set forth in such portion of the Approved Long Term Business Plan relating to the applicable CPI-Budget Year shall be deemed part of such Approved Business Plan and Budget for such CPI-Budget Year until a Draft Annual Plan and Budget for such Fiscal Year is approved. For purposes hereof, “CPI” shall be the Consumer Price Index for All Urban Consumers, All Areas (base year 1982-1984 = 100) published by the United States Bureau of Labor Statistics.

(b)          The Members have each heretofore approved and agreed upon the Approved Business Plan and Budget for the Venture and the Pinebrook Facility for the balance of the 2013 Fiscal Year and for the 2014 Fiscal Year, which Approved Business Plan and Budget is attached hereto as Exhibit D.

(c)          Prior to the closing of the acquisition by the Owner Venture or its subsidiary of each of the Parkview Facility and the Harvard Facility, the TFG Member shall propose a Draft Annual Plan and Budget with respect to such Facility for the 2014 Fiscal Year. If the NorthStar Member objects to the Draft Business Plan and Budget, the Members shall follow the procedures set forth in Section 7.07(b)(ii) until a Draft Business Plan and Budget with respect to such Facility has been proposed by the TFG Member and approved by NorthStar Member.

(d)          The Administrative Member shall prepare and deliver to the NorthStar Member proposed modifications and supplements to the Approved Long Term Business Plan on an annual basis together with each Draft Annual Plan and Budget delivered pursuant to the provisions of Section 7.07(a). If the NorthStar Member shall approve of any such proposed modifications to the Approved Long Term Business Plan, the same shall be deemed so modified, and as so modified shall be deemed the Approved Long Term Business Plan. If the NorthStar Member does not approve of any such proposed modifications to the Approved Long Term Business Plan, the Administrative Member shall (i) revise such proposed modifications to attempt to address and incorporate the NorthStar Member’s objections and (ii) re-submit the same to the NorthStar Member. The foregoing provisions of this Section 7.07(e) shall be repeated until any proposed modifications to the Approved Long Term Business Plan acceptable to the Administrative Member have been proposed by the Administrative Member and approved by the NorthStar Member. The Members shall use good faith efforts to undertake, and shall cooperate with each other in good faith in connection with undertaking, the implementation of the Approved Long Term Business Plan in a commercially reasonable manner, including with respect to reaching agreement between the Members with respect to taking any Major Decisions required to execute such implementation.

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7.08.       Compensation; Reimbursement for Expenses; Other Expenses. (a) No Member and no employee of any Member, as such, shall be entitled to any salary or other compensation for any services rendered or to be rendered by it to the Venture; provided, that the reasonable out-of-pocket expenses incurred by the Administrative Member in its capacity as such in connection with the performance of its duties hereunder shall be reimbursed by the Venture as a Charge (it being understood that the TFG Member, in its capacity as the Administrative Member, shall not be entitled to be paid or reimbursed by the Venture or any Subsidiary under this Agreement for any costs and expenses incurred by any Affiliate of the TFG Member pursuant to any Agreement with such Affiliate to the extent such costs and expenses are duplicative of amounts separately reimbursed by the Venture or any Subsidiary to such Affiliate under such Affiliate Agreement).

(a)          Subject to Section 7.08(c), all fees and disbursements of third-party accountants, attorneys and consultants (including environmental, engineering and appraisal consultants) retained by the Venture (but not the Members) and incurred in connection with the transactions contemplated hereby and the preparation, negotiation, execution and delivery of any and all documents related to the Venture shall be paid by the Venture.

(b)          Without duplication of any amounts paid by the Venture pursuant to Section 7.08(b), the Venture shall reimburse each of the NorthStar Member and the TFG Member for all out-of-pocket expenses incurred by such party in connection with the negotiation of the Purchase Agreements (and associated acquisition financing) and the transactions contemplated by this Agreement (including, without limitation, all due diligence costs, travel costs, transfer taxes, costs of third party environmental, engineering, appraisal and other consultants and attorneys and other closing costs incurred in connection therewith) as set forth on the final sources and uses statement attached hereto as Exhibit G.

(c)          Each of the Members shall pay their own respective attorneys’ fees and expenses incurred in connection with the preparation, negotiation, execution and delivery of this Agreement, the Owner Venture Agreement, the Management Agreements and the Development Services Agreements.

7.09.       Intentionally Omitted.

7.10.      Other Business Ventures; Non-Compete. Subject to the provisions of Section 7.09 of the Owner Operating Agreement and this Section 7.10, the Venture and the Members: (a) recognize that the Members and their Affiliates, and their respective members, partners, shareholders, officers, directors, employees, agents and representatives, have or may in the future have other business interests, activities and investments, independently or with others, some of which may be in conflict or competition with the business of the Venture; (b) agree that the Members and their Affiliates, and their respective members, partners, shareholders, officers, directors, employees, agents and representatives, are entitled to carry on such other business interests, activities and investments; (c) agree that neither the Venture, the other Members, nor any of their respective members, partners, shareholders, officers, directors, employees, agents or representatives, shall have any right, by virtue of this Agreement or otherwise, in or to such business interests, activities and investments, any interests therein or the income or profits derived therefrom; and (d) agree that the pursuit of such business interests, activities and

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investments, even if competitive with the business of the Venture, shall not be deemed wrongful or improper. Notwithstanding the foregoing, except with respect to the Facilities, none of the TFG Member, the Key Principals, any other Person Controlled by the Key Principals or any of their respective Affiliates, without the consent of the NorthStar Member, shall acquire or invest in any property on which any Person plans to develop a senior living facility within a radius distance of five (5) miles measured from any Facility.

7.11.       Intentionally Omitted.

7.12.       REIT Compliance. (a) The Administrative Member acknowledges that, as of the date hereof, certain direct or indirect members of the NorthStar Member are qualified or intend to qualify as a real estate investment trust as defined in Section 856 of the Code (a “REIT”) and such members hold their investment in the Venture through a taxable REIT subsidiary within the meaning of Section 856(l) of the Code. Accordingly, the Administrative Member shall use commercially reasonable best efforts to manage and operate the Venture and the Subsidiaries in such manner that: (i) the Venture and the Subsidiaries will not be treated as operating or managing a lodging facility or a health care facility within the meaning of Section 856(l)(3) of the Code; and (ii) any health care facility (within the meaning of Section 856(l)(3) of the Code) leased or owned by the Venture and the Subsidiaries is operated and managed by an eligible independent contractor within the meaning of Section 856(d)(9) of the Code. In furtherance of the foregoing, any direct or indirect member of the Administrative Member shall not enter into any agreement under which the Venture or any Subsidiary would receive any income from the Manager or a subsidiary of the Manager. Notwithstanding the foregoing, the Administrative Member shall not be deemed to have breached the foregoing provisions of this Section 7.12(a) (and shall have no liability or be subject to any remedy under this Agreement) with respect to any specific actions taken by the Administrative Member at the written direction of, or with the prior approval of, the NorthStar Member, including the entering into of each Operating Lease (the form of which is hereby approved by the NorthStar Member).

(a)          If there shall be an amendment or modification to Code or other relevant rules after the date of this Agreement that adversely impacts the direct or indirect members of the NorthStar Member that are REITs, as REITs, as a result of the activities of the Venture and the Subsidiaries or any Member’s ownership of an Interest, then (i) the Administrative Member shall cooperate reasonably with the NorthStar Member and shall exercise reasonable efforts to effectuate solutions or “workarounds” to address any REIT qualification concerns under the Code of the NorthStar Member and its affiliates arising out of any such amendment or modification and (ii) the NorthStar Member shall use reasonable efforts to ensure that any such solutions or “workarounds”, to the extent practicable, have no material adverse effect on the Administrative Member.

(b)          The Administrative Member on behalf of the Venture shall use commercially reasonable efforts to provide all information reasonably requested by the NorthStar Member related to the business and operation of the Venture or any Subsidiary, including such information as the NorthStar Member may request in order to determine its (or its direct or indirect holders) qualification as a REIT.

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(c)          At all times during the term of this Agreement, the TFG Member shall be a separate legal entity for state law purposes and federal income tax purposes from any Affiliate of the TFG Member that is serving as a Manager with respect to any Property and not a direct or indirect subsidiary of the Manager, and the TFG Member shall maintain and control, separate from any such Affiliated Manager, its own bank account, books and records and employees.

(d)          The Members acknowledge and agree that an unintentional breach or violation of this Section 7.12 by the Administrative Member shall constitute a Removal Event but not an Event of Default (so long as the action that triggered such breach or violation would not otherwise cause an Event of Default pursuant to the provisions of this Agreement excluding Section 7.12) and, accordingly, the sole remedy available to the NorthStar Member in such instance shall be to remove the Administrative Member pursuant to Section 7.05.

7.13.       Leasing of the Facilities. In connection with the acquisition of fee title by any subsidiary of the Owner Venture of any Facility (other than undeveloped land until it is developed and ready to be placed in operation), provided that the NorthStar Member has determined that such Facility is a senior housing facility, such subsidiary shall enter into a lease for such Facility, as lessor, to the Venture or a Subsidiary, as lessee, as a senior housing facility that will be treated as a “qualified health care property” as defined in Section 856(e)(6)(D) of the Code (each, an “Operating Lease”). The Operating Lease for any such Facility shall be substantially in the form of Exhibit H attached hereto and shall contain such other terms and conditions as the Members may determine in accordance with the provisions of this Agreement; provided, that (i) the initial amount of base rent and, if applicable, percentage rent payable under any Operating Lease shall be determined by the NorthStar Member based on a transfer pricing study performed by an independent accounting firm selected by the NorthStar Member with respect to the applicable Facility, (ii) the NorthStar Member shall be permitted at any time to increase (or add) the base rent and percentage rent payable under any Operating Lease, (iii) the NorthStar Member shall be permitted at any time to otherwise modify the base rent and, if applicable, percentage rent payable under any Operating Lease based a new or updated transfer pricing study, and (iv) the NorthStar Member shall be permitted at any time to modify any of the other terms and conditions of an Operating Lease if the NorthStar Member determines, in good faith, that such modification is necessary or desirable to better assure the status of the NorthStar Member or certain direct or indirect members of the NorthStar Member as a REIT (provided, that the NorthStar Member shall use reasonable efforts to ensure that any such modifications, to the extent practicable, have no material adverse effect on the Administrative Member). The Administrative Member makes no representations or warranties as to whether any modifications to any Operating Lease made by the NorthStar Member pursuant to the authority granted in the previous sentence shall assure the status of the NorthStar Member or certain direct or indirect members of the NorthStar Member as a REIT.

7.14.       Subsidiaries; Authorized Signatories. (a) All of the provisions of this Agreement regarding the management and governance of the Venture shall apply to the management and governance of each Subsidiary, whether any such Subsidiary is managed or controlled directly or indirectly by the Venture, as member, manager, partner, stockholder or otherwise. Any action to be taken by any of the Subsidiaries shall for all purposes hereof be construed as an action taken by the Venture and shall be subject to the same rights and limitations granted and imposed on the Members under this Agreement, subject to any additional

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rights and limitations granted or imposed in the governing documents of such Subsidiary. In the event that the Venture conducts its business through one or more Subsidiaries, the Administrative Member shall perform, with no additional compensation, the same or substantially identical services for each such Subsidiary as the Administrative Member performs for the Venture, subject to the terms, conditions, limitations and restrictions set forth in this Agreement. Without limiting the generality of the foregoing (and notwithstanding anything contained herein to the contrary), any and all references herein to the Venture or any Member taking, causing or directing any action on behalf of a Subsidiary shall be deemed to refer to the Venture causing (or such Member causing the Venture to cause), in its capacity as a direct or indirect partner, member or stockholder of such Subsidiary, such action to be taken for and on behalf of such Subsidiary.

(a)          In addition, each of the Administrative Member and the NorthStar Member shall be permitted to appoint one or more “Authorized Signatories” of any Subsidiary in order to accomplish the foregoing, which Authorized Signatories shall be subject to the same limitations on authority as are set forth in this Agreement. If the TFG Member is removed as the Administrative Member pursuant to Section 7.05, each Authorized Signatory of any Subsidiary that was appointed by the TFG Member shall be deemed automatically removed from such office as an Authorized Signatory and shall have no further right to act in such capacity.

ARTICLE 8.
BANK ACCOUNTS; BOOKS AND RECORDS;
STATEMENTS; TAXES; FISCAL YEAR

8.01.       Books of Account. At all times during the existence of the Venture, the books of account of the Venture shall be prepared and kept by the Administrative Member in accordance with GAAP, which shall reflect all of the transactions relating to the Facilities, the Venture and the Subsidiaries and shall be appropriate and adequate for the business of the Facilities, the Venture and the Subsidiaries, and which books of account shall be maintained at the principal place of business of the Venture. There shall be maintained at the principal place of business of the Venture (a) copies of the Venture’s federal, state and local income tax returns and reports (including all reporting work papers and documentation), if any, for the six (6) most recent years, (b) a copy of this Agreement and all amendments thereto and of any financial statements of the Venture (including all reporting work papers and documentation) for the six (6) most recent years and (c) copies of all mortgages, deeds of trust and other documents evidencing loans or leases to which the Venture or any Subsidiary is a party or by which the Venture or any Subsidiary is bound, brokerage agreements to which the Venture or any Subsidiary is a party or by which the Venture or any Subsidiary is bound, the Management Agreement, Development Services Agreements, Contracts, all permits and licenses relating to any of the Facilities (other than to the extent the same are required to be kept at the applicable Facilities), all easements and other recorded and unrecorded agreements affecting any of the Facilities or to which the Venture or any Subsidiary is a party or by which the Venture or any Subsidiary is bound and other Venture records. Any Member or its duly authorized representatives shall have the right at any time to inspect and copy such books of account during normal business hours upon reasonable notice. Any Member and its duly authorized representatives shall have the right to examine (and copy) or conduct an audit of the Venture’s books and records at any time during normal business hours and upon reasonable notice at the Venture’s principal place of business. Any such

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examination or special audit (i.e., audits other than the annual audits for the Venture which shall be conducted as of December 31 at the Venture’s sole cost and expense) shall be performed at such Member’s sole cost and expense.

8.02.         Fiscal Year. Unless the Members shall agree otherwise, the fiscal year of the Venture for financial, accounting, federal, state and local income tax purposes (the “Fiscal Year”) shall be the calendar year (except that the first Fiscal Year of the Venture (for financial and accounting purposes) shall begin on the date hereof and the last Fiscal Year of the Venture shall end on the last day of the term of this Agreement).

8.03.         Bank Accounts. Subject to the requirements of any applicable Mortgage Loans (as defined in the Owner Venture Agreement), all funds of the Venture and each Subsidiary shall be deposited in the Venture’s or such Subsidiary’s name, as applicable, in one or more separate bank accounts (each, a “Bank Account”) at a bank selected by the Administrative Member with the consent of the NorthStar Member, and representatives of the NorthStar Member may, at its election, be authorized signatories of any such account. Each such Bank Account shall be used exclusively for the Venture’s or a Subsidiary’s funds, as applicable, and no other funds shall be commingled therein. Withdrawals may be made from such Bank Account only for purposes authorized under this Agreement. All withdrawals from the Bank Account in excess of $25,000 shall be made only upon the signature of an authorized signatory of the Administrative Member which authorized signatory shall be either David Freshwater or David Barnes and such other individuals as may be designated by the Administrative Member and approved by the NorthStar Member.

8.04.         Financial Statements. (a) Commencing after the conclusion of the 2014 calendar year, within 15 days after the end of each Fiscal Year, the Administrative Member shall prepare and deliver to the Members draft financial statements of the Venture on a consolidated basis for such Fiscal Year, within 45 days after the end of each Fiscal Year, the Administrative Member shall prepare and deliver to the Members final financial statements of the Venture on a consolidated basis for such Fiscal Year together with a certification from the Administrative Member to the NorthStar Member in a form reasonably acceptable to the NorthStar Member, and within 90 days (or such short time period as may be required by any Lender (as defined in the Owner Venture Agreement)) after the end of each Fiscal Year, the Administrative Member shall prepare and deliver to the Members final audited financial statements of the Venture on a consolidated basis for such Fiscal Year which shall be audited by the Venture Accountants in accordance with generally accepted auditing standards (the “Annual Report”); in each case, along with, to the extent not included as part of such draft, final or final audited financial statements, a balance sheet, an income statement, statements of cash flow (including Net Ordinary Cash Flow and Net Extraordinary Cash Flow) for the Facilities, a trial balance, a debt summary and such other information set forth in the NorthStar Member’s annual asset management reporting requirements attached hereto as Exhibit F-1, all of which (except for the reports of Net Ordinary Cash Flow and Net Extraordinary Cash Flow and other reports prepared on a cash basis) shall be prepared in accordance with GAAP and shall present fairly and accurately the financial position and operating results of the Venture, the Subsidiaries and the Facilities.

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(a)          Within 10 days after the end of each calendar quarter, the Administrative Member shall prepare and deliver to the Members an unaudited financial report for the Venture, each Subsidiary and the Facilities for such calendar quarter (the “Quarterly Report”). The Quarterly Report shall include the following: a balance sheet, income statement, statement of cash flows (including Net Ordinary Cash Flow and Net Extraordinary Cash Flow), a trial balance, statements of the Members’ Capital Accounts, a debt summary and such other information set forth in the NorthStar Member’s quarterly asset management reporting requirements attached hereto as Exhibit F-1 or that the NorthStar Member may reasonably request, all of which (except for the reports of Net Ordinary Cash Flow and Net Extraordinary Cash Flow and other reports prepared on a cash basis) shall be prepared in accordance with GAAP and shall present fairly and accurately the financial position and operating results of the Venture, the Subsidiaries and the Facilities. Each Quarterly Report shall also include a certification from the Administrative Member to the NorthStar Member in a form reasonably acceptable to the NorthStar Member that the Venture is in compliance with all of its debt covenants and that the Administrative Member does not anticipate any debt covenant noncompliance for the forward 12-month period or, if the Venture is not in compliance with any of its debt covenants or the Administrative Member anticipates any debt covenant noncompliance for the forward 12-month period, a statement specifying each such noncompliance or anticipated noncompliance. Material deviations from the Approved Business Plan and Budget and pro forma shall be accompanied by the Administrative Member’s narrative explanation.

(b)          Within 10 Business Days after the end of each calendar month, the Administrative Member shall prepare and deliver to the Members an unaudited financial report for the Venture, each Subsidiary and the Facilities for the preceding month (the “Monthly Report”). The Monthly Report shall include the following: a discussion of the operating and financial performance of the Venture for the period, leasing updates, a balance sheet, an income statement, statement of cash flows (including Net Ordinary Cash Flow and Net Extraordinary Cash Flow), statements of the Members’ Capital Accounts, statements of the Members’ Capital Contributions, statements of the Members’ Outstanding Capital Contributions, statements of the Members’ Percentage Interests, statements of capital expenditures, a rent roll schedule, an accounts receivable aging schedule, an accounts payable summary, an accounting of actual expenditures and revenues compared to those set forth in the Approved Business Plan and Budget, an accounting of all withdrawals and explanations of any “working capital” with respect to each Facility, and such other information set forth on the NorthStar Member’s monthly asset management reporting requirements attached hereto as Exhibit F-1 or that the NorthStar Member may reasonably request. In addition, within 10 Business Days after the end of each calendar month, the Administrative Member shall prepare and deliver to the Members the Administrative Member’s standard financial reporting package with respect to the Venture and the Facilities, an example of which is attached hereto as Exhibit F-2. Deviations from the Approved Business Plan and Budget in excess of the lesser of ten percent (10%) of the applicable line item or $10,000 shall be accompanied by the Administrative Member’s narrative explanation.

(c)          The Administrative Member shall cause the Venture to deliver to the NorthStar Member (i) such additional reports or other information set forth on Exhibit F-1 attached hereto within the applicable time periods set forth thereon and (ii) such information, and at such times, as the NorthStar Member shall reasonably request in order for any direct or indirect owner of the

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NorthStar Member to continue to qualify as, and to determine whether it will or will continue to qualify as, a REIT for federal income tax purposes.

8.05.       Tax Returns; Tax Matters Partner. (a) The Administrative Member shall cause all Venture tax returns to be timely prepared so that they may be filed with the applicable government authorities within allowable time periods, including extensions, which tax returns shall not be filed until the NorthStar Member consents to such filing and shall provide to any Member such other information as may be reasonably requested by such Member relating to the Company’s tax matters. In furtherance of the foregoing the Administrative Member shall, as soon as practicable, cause to be submitted drafts of all income tax returns (including all related schedules and exhibits and upon request, copies of all supporting work papers) to the NorthStar Member for its consent to the filing of such returns, which shall be provided at least 30 days prior to the required filing date and prior to filing the same and in the case of any annual income tax returns. In addition, the Administrative Member shall cause to be provided to the NorthStar Member: (1) at least 5 Business Days prior to each quarterly estimated tax payment date for calendar year corporations, an estimate of the NorthStar Member’s share of the Company’s taxable income or loss with respect to such calendar quarter and (2) within 25 days after the end of each taxable year, estimated information necessary for such Member to prepare any required 1099-DIV forms. Notwithstanding the above, the Administrative Member will cause to be provided to each Member with (i) estimates of its IRS Schedule K-1 items with respect to any taxable year within 20 days after the end of such taxable year and (ii) a final IRS Schedule K-1 with respect to the taxable year no later than May 31st following such taxable Year.

(a)          The NorthStar Member shall be the tax matters partner (as described in Section 6231(a)(7) of the Code and similar provisions of state and local tax law) of the Venture. In the event the Venture shall be the subject of an income tax audit by any U.S. federal, state, or local authority, to the extent the Venture is treated as an entity for purposes of such audit, including administrative settlement and judicial review, the tax matters partner shall be authorized to act for, and its decision shall be final and binding upon, the Venture and each Member thereof.  Moreover, each Member agrees that without the prior written consent of the NorthStar Member, it will not act independently with respect to any tax audit or proceeding related to the Venture, including any administrative or judicial review, involving any U.S. federal, state, or local or non-U.S. tax authority; any settlement, closing, or similar agreement entered into by the Venture in respect of the Venture with any such authority; and any voluntary disclosure made by the Venture to any such authority.

8.06.        Tax Elections. All elections required of permitted to be made under the Code or any successor thereto and under any state, local or non-U.S. tax law, shall be made by the NorthStar Member in its sole discretion, provided that if any such election would have a material, adverse and disproportionate effect to the TFG Member, such election shall be subject to TFG Member’s consent not to be unreasonably withheld or delayed, unless the failure to make such election would adversely affect the ability of the NorthStar Member (or its direct or indirect members) to maintain its or their status as a REIT. Notwithstanding the foregoing the Venture shall be treated as a partnership for federal income tax purposes and no Member shall make any election (for tax purposes or otherwise) inconsistent with such treatment.

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ARTICLE 9.
TRANSFERS AND PLEDGES OF INTERESTS

9.01.       Restrictions on Transfers and Pledges of Interests. (a) Except as specifically permitted in this Section 9.01, no Member shall, directly or indirectly, sell, assign, transfer or otherwise dispose of (each such transaction being herein called a “Transfer”), or pledge, collaterally assign (including any assignment of income or profits) or otherwise hypothecate or create or permit to exist a lien against (each such transaction being herein called a “Pledge”), all or any part of such Member’s Interest without the prior written consent of the other Members, and any such Transfer or Pledge made in violation of the foregoing shall be void ab initio. Any of the following (each, an “Upper Tier Transfer”), whether accomplished directly or indirectly, by contract, operation of law, voluntarily or involuntarily, shall be deemed a Transfer or Pledge, as applicable, for purposes hereof:

(i)          any Transfer or Pledge of (A) any partnership interest in any Member that is a partnership, (B) any limited liability company interest in any Member that is a limited liability company, (C) any stock in any Member that is a corporation or (D) any legal or beneficial interest in any Member that is a trust or other entity;

(ii)         the (A) admission of any additional partner to any Member that is a partnership, (B) admission of any additional member to any Member that is a limited liability company, (C) issuance of additional stock in any Member that is a corporation, or (D) issuance of any additional legal or beneficial interest in any Member that is a trust or other entity; and

(iii)        the occurrence of any of the transactions described in Section 9.01(a)(i) or Section 9.01(a)(ii) with respect to any partnership, limited liability company, corporation, trust or other entity that is itself an owner of any direct or indirect interest in a Member, or any other transaction, howsoever effected, which changes the beneficial ownership of a Member from that existing on the date hereof.

(b)          Notwithstanding the foregoing, the following Transfers, Pledges and Upper Tier Transfers shall be permitted by or in respect of each Member without the consent of the other Members:

(i)          with respect to the NorthStar Member: (A) any Transfer or Pledge of all or a portion of the NorthStar Member’s Interest to any entity in which the managing member or general partner is, directly or indirectly, Controlled by or under common Control with the NorthStar Parent, or any Affiliate thereof (any of the foregoing permitted NorthStar Member transferees or pledgees being referred to herein as a “Permitted NorthStar Member Affiliate”); (B) any Upper Tier Transfer in respect of the NorthStar Member as to any Person among the existing holders of the partnership, limited liability company, stock or other legal or beneficial ownership interests in such Person or as to any other Person so long as, after giving effect to such Upper Tier Transfer, the NorthStar Member is, directly or indirectly, Controlled by a Permitted NorthStar Member Affiliate; (C) the Transfer by the direct or indirect members, partners, shareholders or other beneficial owners of the NorthStar Member of any of their respective direct or indirect beneficial ownership interests in the NorthStar Member among themselves; and (D) any Transfer of direct or indirect ownership interests in the NorthStar

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Parent, or a Transfer as part of a merger, consolidation or similar transaction involving the NorthStar Parent; provided, that in all such instances, the NorthStar Parent or another Person reasonably satisfactory to the TFG Member shall remain obligated to the TFG Recourse Party under a Contribution Agreement.

(ii)         with respect to the TFG Member: any Upper Tier Transfer in respect of the TFG Member so long as, after giving effect to such Upper Tier Transfer: (A) the Key Principals possess sole control of the policies and management of TFG Member, and are responsible for the day-to-day management of the same; and (B) the Key Principals, together with each of their respective Family Members, beneficially continue to own, directly or indirectly, one hundred percent (100%) of the equity and other ownership interests in the TFG Member; provided, that one or more members of senior management of the TFG Member or its Affiliates designated by the Key Principals, together with their respective Family Members, may own up to five percent (5%) in the aggregate of the equity and other ownership interests in the TFG Member (clauses (A) and (B) collectively, the “Control and Ownership Requirement”).

9.02.       Conditions Applicable to All Transfers. (a) Notwithstanding anything to the contrary contained in this Agreement, any Transfer of any Interest by a Member or any Upper Tier Transfer with respect to a Member shall be made in full compliance with all applicable statutes, laws, ordinances, rules and regulations of all federal, state and local governmental bodies, agencies and subdivisions having jurisdiction over the Venture or any applicable Subsidiary or Facility. In the event that any filing, application, approval or consent is required in connection with any such transfer, the transferring member shall promptly make such filing or application or obtain such approval or consent, at its sole expense, and shall reimburse the other Member for any costs or expenses (including attorneys’ fees) incurred by such Member in connection with any filing, application, approval or consent.

(a)          Notwithstanding anything to the contrary contained in this Agreement, no transfer of an Interest (including any Upper Tier Transfer) shall be binding upon the other Member unless (i) such transfer will not be subject to, or such transfer, when aggregated with prior transfers in accordance with applicable law, will not result in the imposition of, any state, city or local transfer taxes to the Venture, any Subsidiary or the non-transferring Member (except to the extent it is specifically provided herein that the non-transferring Member is obligated to pay all or a portion of such taxes), unless the transferring Member agrees to pay, and actually pays, such transfer tax and to indemnify the non-transferring Member, (ii) in the case of a transfer of a direct Interest, such transfer shall be a transfer of the transferring Member’s entire Interest (rather than a portion thereof), and the transferee shall have delivered to such other Member an executed and acknowledged assumption agreement pursuant to which the transferee assumes all the obligations of the transferor accruing from and after the date of such transfer under, and agrees to be bound by all the provisions of, this Agreement (or, in the case where the transferee is an Affiliate of the transferor, from and after the date of this Agreement), subject to the limitations of liabilities set forth herein, and (iii) in the case of the transfer of a direct Interest, the transferee shall have executed, acknowledged and delivered any instruments required under the LLC Act to effect such transfer and its admission to the Venture. Notwithstanding anything in this Agreement to the contrary, in no event shall an Interest be transferred to a Person who is the subject of any pending bankruptcy proceedings, or to a Person who is a minor or who otherwise

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lacks legal capacity, and any attempt to effect a transfer to such a Person shall be void and of no effect and shall not bind the Venture.

(b)          Notwithstanding any transfer made pursuant to this Article 9, the transferring Member shall remain liable for all of the obligations and liabilities of the transferring Member under this Agreement, whether accruing prior to, on or from and after the date of such transfer; provided, that the transferring Member shall be relieved of any such obligations and liabilities accruing from and after the date of such transfer (other than a transfer to an Affiliate of the transferring Member) if the transferee shall have delivered to the other Member an executed and acknowledged assumption agreement pursuant to which the transferee assumes all the obligations of the transferring Member accruing from and after the date of such transfer under, and agrees to be bound by all the provisions of, this Agreement. In connection with any transfer permitted under this Article 9, each Member hereby consents to the withdrawal of the transferring Member as a Member and the admission of the transferee as a Member with the rights of the transferring Member hereunder.

(c)          The Venture, each Member and any other Person or Persons having business with the Venture, need deal only with Members who are admitted as Members or as substituted Members of the Venture, and they shall not be required to deal with any other Person by reason of transfer by a Member or by reason of the death of a Member, except as otherwise provided in this Agreement. In the absence of the substitution (as provided herein) of a Member for a transferring or a deceased Member, any payment to a Member or to a Member’s executors or administrators shall acquit the Venture and the Members of all liability to any other Persons who may be interested in such payment by reason of an assignment by, or the death of, such Member.

(d)          Without the consent of the NorthStar Member, no Transfer shall be permitted if the Transfer would (i) cause the Venture to terminate under Section 708(b) of the Code; (ii) cause the Venture to fail to qualify from the “private placement safe harbor” from being treated as a “publicly traded partnership” under Regulations Section 1.7704-1(h); (iii) cause any direct or indirect owner of the NorthStar Member to fail to qualify as a REIT; or (iv) cause the assets of the Venture to be deemed “plan assets” of any Person subject to ERISA which may own any direct or indirect interest in the Venture.

9.03.      Admission of Transferee. Any Person who becomes a Member, accepts, ratifies and agrees to be bound by all actions duly taken pursuant to the terms and provisions of this Agreement by the Venture prior to the date of its membership in the Venture and, without limiting the generality of the foregoing, specifically ratifies and approves all agreements and other instruments as may have been properly executed and delivered on behalf of the Venture in accordance with this Agreement prior to said date and which are in force and effect on said date. Unless and until a transferee is admitted as a substituted Member, the transferee shall be entitled only to allocations and distributions with respect to such Interest in accordance with this Agreement, and shall have no right to any information or accounting of the affairs of the Venture, shall not be entitled to inspect the books or records of the Venture, and shall not have no right to exercise any of the powers, rights, and privileges of a Member hereunder.

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ARTICLE 10.
FORCED SALE OF THE PROPERTIES

10.01.     Initiation of Forced Sale; Sale of Interest. (a) If, at any time after the expiration of the Forced Sale Lockout End Date with respect to a Member, such Member desires to sell the interest of the Venture and its Subsidiaries in all of the Facilities or, solely with respect to the NorthStar Member, any Facility, and the other Member does not approve such sale, then, so long as neither the Venture or applicable Subsidiary(ies) nor the Owner Venture or its applicable subsidiary(ies) is not then subject to any prohibition on the sale of the interest of the Venture and its Subsidiaries in the applicable Facility(ies) pursuant to any Loan Documents (as defined in the Owner Venture Agreement) or other agreements binding upon the Venture or applicable Subsidiary(ies) or the Owner Venture or its applicable subsidiary(ies) (it being understood that, such a prohibition on the sale of such interest shall not include the mere requirement or condition that a release price be paid, a defeasance (including a partial defeasance) be effectuated or a loan be repaid in full (including the payment of a yield maintenance premium or prepayment fee) in connection with such sale), such Member shall have the right, subject to Section 10.04 and Section 15.01(f), to give the other Member a notice (a “Sale Notice”; the Member giving a Sale Notice, the “Initiating Member”; the Member receiving a Sale Notice, the “Non-Initiating Member”) which Sale Notice shall (i) set forth the Initiating Member’s recommendation that the Venture sell the interest of the Venture and its Subsidiaries in the applicable Facility(ies) to a third party who is not an Affiliate of the Initiating Member, (ii) be delivered together with, and as part of, a “Sale Notice” as defined in, and given pursuant to the provisions of, Section 10.01 of the Owner Venture Agreement, and shall otherwise comply with the requirements set forth therein with respect to any assumption of Mortgage Loans and Qualifying Buyers (as each such phrase is defined therein), and (iii) the Initiating Member’s determination of the price (the “Forced Sale Price”), in dollars, at which the Initiating Member would be willing to sell the interest of the Venture and its Subsidiaries in the applicable Facility(ies) free and clear of all liabilities secured by or otherwise relating to such applicable Facility(ies) (except as otherwise set forth in Section 10.01 of the Owner Venture Agreement). Notwithstanding anything to the contrary contained in this Article 10, neither Member shall have the right to be an Initiating Member or tender a Sale Notice during the existence of an Event of Default by such Member or if a Removal Event has occurred with respect to such Member.

(a)          Within a period (the “Initial Acceptance Period”) of thirty (30) days following the delivery of the Sale Notice, the Non-Initiating Member shall have the right to deliver to the Initiating Member a notice (the “Initial Acceptance Notice”) stating its desire to purchase (i) in the case of a Sale Notice covering all of the Facilities, the Initiating Member’s Interest for the Interest Purchase Price, or (ii) in the case of a Sale Notice covering less than all of the Facilities, the interest of the Venture and its Subsidiaries in the applicable Facility(ies) covered by such Sale Notice for the Forced Sale Price (which, if the applicable Facility(ies) constitute all of the Facilities owned by one or more Subsidiaries, may be structured as a purchase of ownership interests in such Subsidiary(ies)) (such purchase described in clause (i) or (ii), a “Purchase”); provided, that simultaneously with the giving of the Initial Acceptance Notice such Non-Initiating Member shall deliver to a national title insurance company, as escrow agent pursuant to a customary escrow agreement, a soft deposit (the “Initial Forced Sale Deposit”) in an amount equal to one percent (1.0%) of the Forced Sale Price.

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(b)          If the Non-Initiating Member has delivered an Initial Acceptance Notice, within a period (the “Second Acceptance Period”) of ninety (90) days following the delivery of the Initial Acceptance Notice, the Non-Initiating Member shall have the right to deliver to the Initiating Member a notice (the “Second Acceptance Notice”) reaffirming its desire to consummate the Purchase; provided, that simultaneously with the giving of the Second Acceptance Notice such Non-Initiating Member shall deliver to the applicable escrow agent an additional deposit (the “Second Forced Sale Deposit” and together with the Initial Forced Sale Deposit, the “Forced Sale Deposit”) in an amount equal to two percent (2.0%) of the Forced Sale Price, which shall result in an aggregate Forced Sale Deposit of three percent (3.0%) of the Forced Sale Price. If the Non-Initiating Member does not timely deliver the Second Acceptance Notice to the Initiating Member together with the Second Forced Sale Deposit on or before the expiration of the Second Acceptance Period (time being of the essence), the Non-Initiating Member shall be deemed to have elected not to consummate the Purchase and the Initial Forced Sale Deposit shall be returned to the Non-Initiating Member.

(c)          Following the delivery of the Sale Notice, the Administrative Member shall request the Venture Accountants to promptly calculate the amount that would be distributed to each Member if the interest of the Venture and its Subsidiaries in the applicable Facility(ies) were sold for the Forced Sale Price on the date which the Forced Sale Notice is delivered, all customary transaction costs relating to such a sale were paid and all other liabilities of the Venture and its Subsidiaries which relate to the Facility(ies) being sold were discharged (and solely in the case of a sale of all Facilities, the Venture was liquidated and all assets of the Venture were distributed in accordance with the provisions of Section 11.03); provided, that (i) there shall be no deduction for any deemed transfer, stamp or similar taxes or the establishment of any reserves under Section 11.03(b) (ii) the calculation shall take into account any applicable additional assumptions set forth in Section 10.01(d) of the Owner Venture Agreement. The amount so calculated by the Venture Accountants that would be distributed to the Initiating Member shall be referred to as the “Interest Purchase Price”. The failure of the Venture Accountants to complete the calculation of the Interest Purchase Price prior to the last day of the Acceptance Period shall not extend the Acceptance Period.

10.02.     Closing of the Purchase. (a) If the applicable Sale Notice covers all of the Facilities and the Non-Initiating Member (i) timely gives the Initial Acceptance Notice and delivers the Initial Forced Sale Deposit as provided in Section 10.01(b) and (ii) timely gives the Second Acceptance Notice and delivers the Second Forced Sale Deposit as provided in Section 10.01(c), then on or before the sixtieth (60th) day after receipt of the Second Acceptance Notice (the “Interest Closing Date”), the Non-Initiating Member (or its designee(s)) shall purchase from the Initiating Member, and the Initiating Member shall sell to the Non-Initiating Member (or its designee(s)), the Initiating Member’s Interest for the Interest Purchase Price, subject to the further terms and conditions hereof. Time shall be of the essence with respect to the parties’ obligation to close such Purchase on the scheduled Interest Closing Date. On the Interest Closing Date:

(i)          the Initiating Member shall deliver to the Non-Initiating Member (or its designee(s)) a duly executed and acknowledged instrument of assignment conveying the Initiating Member’s Interest to the Non-Initiating Member (or its designee(s)) free and clear of all liens and encumbrances, which instrument shall contain surviving representations concerning

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due organization and authority of the Initiating Member and the absence of liens and encumbrances on the Initiating Member’s Interest and shall contain a provision indemnifying and holding the Non-Initiating Member (or its designee(s)) harmless from any loss, liability, cost or expense (including reasonable attorneys’ fees) it may incur by reason of any breach of such representation;

(ii)         the Non-Initiating Member shall pay the Interest Purchase Price (minus the Deposit, together with any interest accrued thereon, which shall be delivered to the Initiating Member, and as adjusted by the credits and apportionments herein set forth) to the Initiating Member in immediately available funds;

(iii)        the Venture Accountants shall close the books of the Venture as of the Interest Closing Date, and all items of Venture revenue and expense which are customarily apportioned in the sale of properties comparable to the Facilities shall be apportioned between the Initiating Member and the Non-Initiating Member as of 11:59 p.m. on the day preceding the Interest Closing Date in accordance with the customs and practices usual in transactions involving properties comparable to the Facilities in proportion to their respective shares of Net Ordinary Cash Flow for the then current calendar period;

(iv)        notwithstanding Section 6.02, the Net Income and Net Loss (and other items referred to in Section 6.02) attributable to the Initiating Member’s Interest for the taxable year of the sale shall be allocated between the Initiating Member and the Non-Initiating Member by closing the books of the Venture as of the Interest Closing Date, unless otherwise agreed to by the Initiating Member and the Non-Initiating Member;

(v)         Net Ordinary Cash Flow and Net Extraordinary Cash Flow up to (but not including) the Interest Closing Date shall be distributed in accordance with the provisions of Section 6.05;

(vi)        the Interest Purchase Price shall be (A) increased by the aggregate amount of all Capital Contributions and Priority Contributions (and accrued and unpaid return thereon) made by the Initiating Member on account of the Initiating Member’s Interest in the period between the date of the Sale Notice and the Interest Closing Date and (B) decreased by any Net Extraordinary Cash Flow distributed to the Initiating Member pursuant to Section 6.05 (including in repayment of any Priority Contributions made by the Initiating Member) on account of the Initiating Member’s Interest during such period;

(vii)       the Initiating Member shall pay all transfer, stamp or similar taxes due in connection with the conveyance of the Interest of the Initiating Member or, if no such taxes are due in connection with such conveyance but would otherwise have been due in connection with a sale of the applicable Facility(ies), then there shall be deducted from the Interest Purchase Price an amount equal to the respective share (based on its respective Percentage Interest) of the Initiating Member of such transfer, stamp or similar taxes that would have been due in connection with any such sale of applicable the applicable Facility(ies);

(viii)      the Initiating Member shall discharge of record all liens and encumbrances affecting its Interest, and if the Initiating Member fail to do so, the Non-Initiating Member may

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use any portion of the Interest Purchase Price to pay and discharge any such liens and encumbrances and any related expenses and adjourn the Interest Closing Date for such period as may be necessary for such purpose; and

(ix)         the Members shall execute all amendments to fictitious name, limited liability company or similar certificates necessary to reflect the withdrawal of the Initiating Member from the Venture, the admission of any new Member to the Venture, if applicable, the termination of the Venture, or as may otherwise be required by law.

(b)          If the applicable Sale Notice covers less than all of the Facilities and the Non-Initiating Member (i) timely gives the Initial Acceptance Notice and delivers the Initial Forced Sale Deposit as provided in Section 10.01(b) and (ii) timely gives the Second Acceptance Notice and delivers the Second Forced Sale Deposit as provided in Section 10.01(c), then on or before the thirtieth (30th) day after receipt of the Second Acceptance Notice, the Non-Initiating Member and the Venture or applicable Subsidiary(ies) shall enter into a Valid Contract for the purchase of the interest of the Venture and its Subsidiaries in the applicable Facility(ies) covered by the applicable Sale Notice for the Forced Sale Price (which Purchase, at the election of the Non-Initiating Member, may be structured as a purchase of the Venture’s ownership interests in the applicable Subsidiary(ies) as provided in Section 10.01(b)); provided, that the deposit required under such Valid Contract shall be the Deposit provided for in Section 10.01(b). The Initiating Member shall negotiate such Valid Contract on behalf of the Venture or applicable Subsidiary(ies). The parties shall act reasonably and in good faith to timely enter into such Valid Contract within such 30-day period and shall thereafter proceed to close the Purchase thereunder within 90 days after entering into such Valid Contract. Time shall be of the essence with respect to the parties’ obligation to close such Purchase on the scheduled closing date set forth in such Valid Contract.

(c)          If (i) the Initiating Member shall default in its obligation to close the sale of its Interest contemplated by Section 10.02(a) on the Interest Closing Date or (ii) the Initiating Member or Affiliate of the Initiating Member that is a member of the Operating Venture shall default in its obligation to close the sale of its Interest (as defined in the Operating Venture Agreement) contemplated by Section 10.02(a) of the Operating Venture Agreement on the Interest Closing Date, then the Non-Initiating Member may declare such default to be an Event of Default under this Agreement and pursue its rights and remedies under this Agreement, seek specific performance of the Initiating Member’s obligations or pursue its remedies at law or in equity (in which case such Non-Initiating Member shall be entitled to the return of the Deposit, together with all interest accrued thereon), all of which rights and remedies shall be cumulative and nonexclusive. If (i) the Non-Initiating Member shall default in its obligation to close the purchase of the Initiating Member’s Interest contemplated by Section 10.02(a) on the Interest Closing Date or (ii) the Non-Initiating Member or Affiliate of the Non-Initiating Member that is a member of the Operating Venture shall default in its obligation to close the purchase of the Interest of the Initiating Member (as each such term is defined in the Operating Venture Agreement) contemplated by Section 10.02(a) of the Operating Venture Agreement on the Interest Closing Date, then the Initiating Member shall be entitled to declare such default to be an Event of Default under this Agreement and pursue its rights and remedies under this Agreement, and shall be entitled to retain the Deposit, together with all interest accrued thereon, as liquidated damages, and may thereafter cause the Venture to sell the Properties to any

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unrelated third party pursuant to a Valid Contract without the Non-Initiating Member having any rights to purchase the Properties under this Agreement or otherwise consent thereto. In no event shall such Deposit or accrued interest be deemed to be a Capital Contribution by any Member. The Valid Contract to be entered into between the Non-Initiating Member and the Venture or applicable Subsidiary(ies) pursuant to Section 10.02(c) shall provide for remedies substantially similar to the remedies provided for in this Section 10.02(d).

(d)          Notwithstanding anything to the contrary set forth in this Article 10, if the Non-Initiating Member is the TFG Member, the TFG Member shall not be permitted to designate the Manager or any subsidiary of the Manager to be the purchaser of the NorthStar Member’s Interest or any Property pursuant to this Section 10.02.

10.03.    Sale of the Facilities. (a) If the Non-Initiating Member (i) elects not to purchase the interest of the Venture and its Subsidiaries in the applicable Facility(ies), (ii) fails to deliver timely an Initial Acceptance Notice to the Initiating Member together with the Initial Forced Sale Deposit on or before the expiration of the Initial Acceptance Period (time being of the essence) or (iii) fails to deliver timely a Second Acceptance Notice to the Initiating Member together with the Second Forced Sale Deposit on or before the expiration of the Second Acceptance Period (time being of the essence), then the NorthStar Member shall, notwithstanding anything to the contrary contained in this Agreement, be authorized to act for and on behalf of the Venture, without any further consent of any other Member, for purposes of executing, in the name of the Venture, any documents or instruments which the NorthStar Member deems necessary or appropriate to implement the sale of the interest of the Venture and its Subsidiaries in the applicable Facility(ies) pursuant to this Section 10.03. The NorthStar Member shall consult with and keep the TFG Member closely informed of matters relating to the sale of the applicable Facility(ies), including, without limitation, circulating to the TFG Member drafts of the contract(s) of sale and any written comments thereon made by the proposed purchaser(s). Within 30 days after the expiration of the Acceptance Period, the NorthStar Member shall cause the Venture to engage one or more Independent Sales Agent(s) selected by the NorthStar Member to market the applicable Facility(ies) for sale, for a period (“Marketing Period”) of up to 180 days (which 180-day period shall commence following such 30-day period), in a manner designed to achieve the highest net cash sales price to the Venture (taking into account any difference in cost to the Owner Venture of prepaying or defeasing any existing Mortgage Loan versus an assumption of any such Mortgage Loan by a proposed buyer) and seek to cause the Venture to enter into one or more Valid Contracts within the Marketing Period. The applicable Facility(ies) may be marketed and sold to one or more unaffiliated third party purchasers either as a single Portfolio, in sub-portfolios of fewer than all of the applicable Facility(ies) or on an individual Facility-by-Facility basis, as the Initiating Member determines in the exercise of its good faith business judgment is most likely to maximize the aggregate sales price for the applicable Facility(ies) realized by the Venture. The commission to be paid to the Independent Sales Agent(s) shall not exceed a fair market, arms’ length commission for the sale of comparable senior housing facilities. Without limiting the authority granted to the Initiating Member above, each Member shall cooperate in all reasonable respects with the Venture, the other Member and the Independent Sales Agent(s) (including, without limitation, in connection with the marketing of the applicable Facility(ies) and by executing any documents which may be reasonably required) in order to effect the intent of, and consummate the transactions contemplated in, this Article 10. In addition, the Administrative Member shall provide all

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material information relating to the applicable Facility(ies) and customary estoppel certificates that a third party purchaser reasonably requests and to provide access to the applicable Facility(ies) and to all of the relevant information and files which are useful or necessary to effect a sale of the interest of the Venture and its Subsidiaries in the applicable Facility(ies), subject to first obtaining from the recipient of any such information a customary non-disclosure agreement. If the Administrative Member shall delay in providing any such information, then, at the election of the NorthStar Member, the time periods set forth herein shall be extended by the period of such delay. For purposes hereof, “Independent Sales Agent” shall mean an independent duly licensed sales agent that is among the top five independent sales agents (by volume or sale price) then actively engaged in serving as sales agent in connection with the sale of senior housing facilities comparable to the applicable Facility(ies).

(a)          If, following the marketing of the interest of the Venture and its Subsidiaries in the applicable Facility(ies) for sale in accordance with the provisions of Section 10.03(a) during the Marketing Period, (1) the highest available gross sale price (without any deduction for any brokerage commissions or similar fees payable in connection with such sale and without adjustments and closing prorations) at which a bona fide third party purchaser who is not an Affiliate of the Initiating Member (and who shall be a Qualifying Buyer if such Qualifying Buyer was specified in the Sale Notice) enters or is willing to enter into a Valid Contract to purchase the interest of the Venture and its Subsidiaries in the applicable Facility(ies) is equal to or greater than 95% of the Forced Sale Price stated in the Sale Notice and (2) if applicable, any additional requirements set forth in clause (2) of Section 10.03(b) of the Owner Venture Agreement are satisfied, then the Venture shall, or shall cause the applicable Subsidiary(ies) to, enter into such Valid Contract on or prior to the date that is 30 days following the end of the Marketing Period and sell the interest of the Venture and its Subsidiaries in the applicable Facility(ies) at such price to such purchaser pursuant to the terms thereof. If (i) following the marketing of the applicable Facility(ies) for sale in accordance with the provisions of Section 10.03(a) during the Marketing Period, the highest available gross sale price (without any deduction for any brokerage commissions or similar fees payable in connection with such sale and without adjustments and closing prorations) at which a bona fide third party purchaser who is not an Affiliate of the Initiating Member enters or is willing to enter into a binding contract to purchase the interest of the Venture and its Subsidiaries in the applicable Facility(ies) that would otherwise qualify as a Valid Contract is less than 95% of the Forced Sale Price stated in the Sale Notice and (ii) the Initiating Member is willing to consent to a sale at such lesser price (the “Lesser Price Offer”), then upon written notice by the Initiating Member to the Non-Initiating Member, the Non-Initiating Member shall again have the right to deliver an Initial Acceptance Notice as provided in Section 10.01(b) above at the Lesser Price Offer as if such notice were a Sale Notice, except that the time to deliver an Initial Acceptance Notice shall be reduced to a 10-day period from receipt of the Lesser Price Offer. If the Non-Initiating Member does not timely elect to so deliver an Acceptance Notice at the Lesser Price Offer as aforesaid, then the Venture shall, or shall cause the applicable Subsidiary(ies) to, enter into such Valid Contract and sell the interest of the Venture and its Subsidiaries in the applicable Facility(ies) at such Lesser Price Offer to such bona fide third party purchaser pursuant to the terms thereof. If, by the date that is nine (9) months after the expiration of the initial Second Acceptance Period, the Venture has not sold the interest of the Venture and its Subsidiaries in the applicable Facility(ies) as herein provided for a gross sale price (without any deduction for any brokerage commissions or similar fees payable in connection with such sale and without adjustments and closing prorations) that is

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equal to or greater than (y) 95% of the Forced Sale Price or (z) if there has been a Lesser Price Offer and the Non-Initiating Member did not timely elect to deliver an Acceptance Notice at the Lesser Price Offer as aforesaid, such Lesser Price Offer, and the applicable Facility(ies) are not otherwise subject to a binding Valid Contract at such price, then the Venture shall not cause the interest of the Venture and its Subsidiaries in the applicable Facility(ies) to be sold pursuant to this Article 10 unless the NorthStar Member (and with respect to which an Event of Default does not then exist) delivers another Sale Notice and once again initiates the provisions of this Article 10.

10.04.     Special Provisions. Notwithstanding anything to the contrary contained in this Article 10 or Article 15: (i) once the procedures outlined in this Article 10 are initiated, the procedures under Article 15 shall not be initiated until all of the rights under this Article 10 shall have been exercised, exhausted or extinguished relating to such first initiation; (ii) once the procedures outlined in Article 15 are initiated, the procedures under this Article 10 shall not be initiated until all of the rights under Article 15 shall have been exercised, exhausted or extinguished relating to such first initiation; and (iii) any of the procedures or elections followed or made by a Member under this Article 10 (including with respect to the delivery of a Sale Notice, an Initial Acceptance Notice or a an Second Acceptance Notice) shall be simultaneously made with or followed by a like procedure or election by such Member or its Affiliate who is a member of the Owner Venture pursuant to and in accordance with the terms of Article 10 of the Owner Venture Agreement, in order for such procedure or election to be effective hereunder.

ARTICLE 11.
DISSOLUTION AND LIQUIDATION; EVENTS OF DEFAULT

11.01.     Events Causing Dissolution. The Venture shall be dissolved and its affairs wound up upon the occurrence of any of the following:

(a)          the Members consent in writing to such dissolution;

(b)          the sale or other disposition (voluntarily or involuntarily) by the Venture of all or substantially all of the Venture Assets and the collection of all amounts derived from any such sale or other disposition, including all amounts payable to the Venture under any promissory notes or other evidences of indebtedness taken by the Venture (unless the Members shall elect to distribute such indebtedness to the Members in liquidation), and the satisfaction of contingent liabilities of the Venture in connection with such sale or other disposition; or

(c)          the occurrence of any event that, under the LLC Act, would cause the dissolution of the Venture or that would make it unlawful for the business of the Venture to be continued.

11.02.     Right to Continue Business of the Venture. Upon an event described in Section 11.01(c) or Section 11.01(d) (but not an event described in Section 11.01(c) that makes it unlawful for the business of the Venture to be continued), the Venture thereafter shall be dissolved and liquidated unless, within 90 days after such event, an election to continue the business of the Venture shall be made in writing by all remaining Members. If such an election to continue the Venture is made, then the Venture shall continue until another event causing dissolution in accordance with this Article 11 shall occur.

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11.03.     Distributions Upon Dissolution. (a) Upon the dissolution of the Venture, the NorthStar Member (or any other Person responsible for winding up the affairs of the Venture) shall proceed without any unnecessary delay to sell or otherwise liquidate the Venture Assets and pay or make due provision for the payment of all debts, liabilities and obligations of the Venture. The NorthStar Member may delegate any of its duties hereunder to the Administrative Member.

(a)          The net liquidation proceeds and any other liquid assets of the Venture after the payment of all debts, liabilities and obligations of the Venture (including, without limitation, all amounts owing to the Members under this Agreement), the payment of expenses of liquidation of the Venture, and the establishment of a reasonable reserve in an amount estimated by the NorthStar Member to be sufficient to pay any amounts reasonably anticipated to be required to be paid by the Venture, shall be distributed to the Members in accordance with the provisions of Section 6.05(b).

(b)          Each of the Members shall be furnished with a statement prepared by, or under the supervision of, the Venture Accountants, the NorthStar Member and any other person or entity responsible for winding up the affairs of the Venture which shall set forth the assets and liabilities of the Venture as of the date of complete liquidation. Upon dissolution and liquidation of the Venture, the Members shall execute, acknowledge and cause to be filed any notice or certificate required by law to reflect the termination of the Venture.

ARTICLE 12.
Intentionally omitted

ARTICLE 13.
REPRESENTATIONS AND WARRANTIES

13.01.     Representations and Warranties of the Members. Each Member hereby represents and warrants to the other Member, as of the date hereof that:

(a)          Such Member is duly organized, validly existing and (to the extent such concept is relevant under its jurisdiction of incorporation or formation) in good standing under the laws of its jurisdiction of incorporation or formation, with all requisite power and authority to enter into and perform this Agreement.

(b)          This Agreement has been duly authorized, executed and delivered by such Member and constitutes the legal, valid and binding obligation of such Member, enforceable against such Member in accordance with its terms.

(c)          No consents or approvals are required from any governmental authority or other Person for such Member to enter into this Agreement and form the Venture. All limited liability company, corporate, partnership or trust action on the part of such Member necessary for the authorization, execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, have been duly taken.

(d)          Neither the execution and delivery of this Agreement by such Member, nor the consummation of the transactions contemplated hereby, conflict with or contravene the provisions of its organizational documents or any agreement or instrument by which it is or its

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properties are bound, or any law, rule, regulation, order or decree to which it or its properties are subject.

(e)          Such Member acknowledges that (i) the Interest issued to such Member has not been registered under the Securities Act of 1933, as amended, or state securities laws, (ii) the Interest, therefore, cannot be resold unless registered under the Securities Act and applicable state securities laws, or unless an exemption from registration is available, (iii) there is no public market for the Interest, and (iv) neither the Venture nor any other Member has any obligation or intention to register the Interest for resale under the Securities Act of 1933, as amended, or any state securities laws or to take any action that would make available any exemption from the registration requirements of such laws.

(f)          Such Member hereby acknowledges that because of the restrictions on transfer or assignment of the Interest which are set forth in this Agreement, such Member may have to bear the economic risk of its investment in the Venture for an indefinite period of time.

(g)          On behalf of itself and each assignee or transferee of it, such Member is acquiring its Interest for its own account for investment and not with a view to the distribution or resale thereof, or with the present intention of distributing or reselling such Interest, and that it will not transfer or attempt to transfer its Interest in violation of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or any other applicable federal, state or local securities law. Nothing herein shall be construed to create or impose on the Venture or any Member an obligation to register any transfer of any Interest or any portion thereof.

(h)          As of the date hereof and at all times during the term of this Agreement: (i) the Capital Contributions contributed by such Member to the Venture were not and are not directly or indirectly derived from activities that may contravene applicable federal, state or international laws and regulations, including anti-money laundering laws and regulations; (ii) to the best of its knowledge, none of (A) such Member, (B) any person Controlling or Controlled by such Member, (C) if such Member is a privately held entity, any person having a beneficial interest in such Member, or (D) any person for whom such Member is acting as agent or nominee in connection with this investment, is a country, territory, individual or entity named on an OFAC list, nor is a person or entity prohibited under the OFAC Programs. As used herein, “OFAC Programs” mean the programs administered by U.S. Treasury Department’s Office of Foreign Assets Control that prohibit dealings with individuals or entities in certain countries regardless of whether such individuals or entities appear on the OFAC lists.

(i)          Such Member is not a “benefit plan investor” (within the meaning of the U.S. Department of Labor Regulation § 2510.3-101).

(j)          As of the date hereof and at all times during the term of this Agreement, each Member will be a U.S. person for U.S. federal income tax purposes and not a foreign person within the meaning of Section 1445 of the Code and the regulations thereunder.

13.02.     Representations and Warranties by the TFG Member. In addition to the representations and warranties made elsewhere in this Agreement (including Section 13.01), the TFG Member hereby represents and warrants to the NorthStar Member as of the date hereof that:

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(a)          Purchase Agreements. The TFG Member has provided the NorthStar Member with true and correct copies of each Purchase Agreement (other than with respect to the Pinebrook Facility), including all amendments thereto, and neither the TFG Member, nor any of its Affiliates has entered into any other agreement with respect to any of the Initial Facilities.

(b)          Capitalization of the TFG Member. The TFG Member satisfies the Control and Ownership Requirement. The TFG Member shall, on the date hereof, disclose to NorthStar Member in writing all of the material terms and conditions relating to the organizational structure and governance of, and equity interests held in, the TFG Member, including providing NorthStar Member with a copy of the operating agreement of (and all side letters with respect to) TFG Member and the direct or indirect entities holding interests therein.

13.03.     Representations and Warranties by the NorthStar Member. In addition to the representations and warranties made elsewhere in this Agreement (including Section 13.01), the NorthStar Member hereby represents and warrants to the TFG Member as of the date hereof that the NorthStar Member has provided the TFG Member with true and correct copies of the Purchase Agreement with respect to the Pinebrook Facility, including all amendments thereto, and neither the NorthStar Member, nor any of its Affiliates has entered into any other agreement with respect to the Pinebrook Facility.

ARTICLE 14.
MISCELLANEOUS PROVISIONS

14.01.      Compliance with LLC Act. Each Member agrees not to take any action or fail to take any action which, considered alone or in the aggregate with other actions or events, would result in the termination of the Venture under the LLC Act. No Member shall file for, pursue or seek any partition of any Venture Assets.

14.02.      Additional Actions and Documents. Each of the Members hereby agrees to take or cause to be taken such further actions, to execute, acknowledge, deliver and file or cause to be executed, acknowledged, delivered and filed such further documents and instruments, and to use commercially reasonable efforts to obtain such consents, as may be necessary or as may be reasonably requested in order to fully effectuate the purposes, terms and conditions of this Agreement.

14.03.      Notices. All notices, demands, requests, or other communications which may be or are required to be given, served, delivered, or sent by any party to any other party pursuant to this Agreement shall be in writing and shall be (a) mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, (b) sent by nationally recognized overnight courier, (c) delivered by hand delivery (including delivery by nationally recognized courier), or (d) sent by emailed Adobe® portable document format (.pdf) document (with a copy contemporaneously delivered by one of the other permitted methods of delivery), addressed as follows:

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To TFG Member	c/o The Freshwater Group, Inc.
2020 West Rudasill Road
Tucson, Arizona 85704
Attention: Carl Mittendorff
Email: carl@thefreshwatergroup.com

with a copy to:	Cox, Castle & Nicholson LLP
2049 Century Park East, 28th Floor
Los Angeles, CA 90067
Attention: Kevin S. Kinigstein
Email: kkinigstein@coxcastle.com

To NorthStar Member:	c/o NorthStar Realty Healthcare
2 Bethesda Metro Center, Suite 1300
Bethesda, Maryland 20814
Attention: Doug Bath
Email: dbath@nrfc.com

with a copy to:	NorthStar Realty Finance Corp.
399 Park Avenue
New York, New York 10022
Attention: Ronald J. Lieberman
Email: rlieberman@nrfc.com

and a copy to:	Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, New York 10004
Attention: Harry R. Silvera, Esq.
Email: harry.silvera@friedfrank.com

Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served, delivered or sent. Each notice, demand, request, or communication which shall be mailed, sent, delivered or transmitted in the manner described above shall be deemed, given, served or delivered at such time as it is received by the addressee upon presentation (or, if received on a day that is not a Business Day or after 5:00 p.m. on a Business Day, on the next succeeding Business Day) or at such times as delivery is attempted in the case of any change in address as to which notice was not given to the other party as required hereunder or in the case of a refusal to accept delivery.

14.04.         Expenses. In the event of any dispute which results in legal proceedings between the Members, all reasonable legal fees, court costs and disbursements incurred in connection with such action by the party prevailing in such legal proceedings after a final nonappealable judgment of a court of competent jurisdiction has been entered shall be paid by the party not prevailing in such action within 10 days after demand therefor.

14.05.         Exculpation. Except as otherwise expressly provided in this Agreement, the NorthStar Member and the TFG Member acknowledge and agree that the obligations of each

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Member under this Agreement or any other document or instrument executed pursuant to this Agreement are the respective obligations of such Member only, and not any direct or indirect member, manager, partner, shareholder, director, officer, employee or agent of such Member or any of such Member’s Affiliates, or of the Person executing this Agreement on behalf of such Member or any of such Person’s Affiliates (each, an “Exculpated Party”), and each Member shall not bring any action against any such Exculpated Party in respect of the obligations of the other Members under this Agreement.

14.06.         Time of the Essence. Except as otherwise expressly provided in this Agreement, time shall be of the essence with respect to all time periods set forth in this Agreement.

14.07.         Ownership of Venture Assets. The Interest of each Member shall be personal property for all purposes. All real and other property owned by the Venture shall be deemed owned by the Venture as Venture property. No Member, individually, shall have any direct ownership of such property and title to such property shall be held in the name of the Venture or the Subsidiaries, as applicable.

14.08.         Status Reports. Recognizing that each Member may find it necessary from time to time to establish to third parties, such as accountants, banks, mortgages, investors, prospective transferees of its Interest, or the like, the then current status of performance of the Venture and the Interests, each Member shall, within a reasonable period of time (but no more than fifteen (15) Business Days) following the written request of either Member (provided, that any such written request is not made more than once in any 12-month period), furnish a written statement on the status of the following: (a) that this Agreement is unmodified (or if there have been modifications, stating the modifications) and, to the certifying Member’s knowledge, is in full force and effect; (b) stating whether or not to its knowledge an Event of Default has occurred; (c) if the Administrative Member is the certifying Member, stating, to the best knowledge of the Administrative Member, the Capital Contributions, Outstanding Capital Contributions and Percentage Interests of the Members; and (d) to the best knowledge of the party making such statement, with respect to any other matters as may be reasonably requested by the other Member. Such statement may be relied upon (and shall state that it may be relied upon) by the other Member, but no such statement shall operate as a waiver as to any default or other matter as to which the Member executing it did not have actual knowledge.

14.09.         Survival. It is the express intention and agreement of the Members that all covenants, agreements, statements, representations, warranties and indemnities made in this Agreement shall survive the execution and delivery of this Agreement.

14.10.         Waivers. Neither the waiver by the Venture or either Member of a breach of or a default under any of the provisions of this Agreement, nor the failure of the Venture or either Member, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right, remedy or privilege hereunder, shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any such provisions, rights, remedies or privileges hereunder. Each Member hereby waives the right to trial by jury in connection with any legal proceeding between the Members with respect to this Agreement or the Venture.

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14.11.         Exercise of Rights. No failure or delay on the part of either Member or the Venture in exercising any right, power or privilege hereunder and no course of dealing between the Members or between a Member and the Venture shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise provided in this Agreement, the rights and remedies herein expressly provided are cumulative and not exclusive of any other rights or remedies which either Member or the Venture would otherwise have at law or in equity or otherwise.

14.12.         Binding Effect. Subject to any provisions hereof restricting assignment, this Agreement shall be binding upon and shall inure to the benefit of each of the Members and their respective heirs, devises, executors, administrators, legal representatives, successors and assigns.

14.13.         Limitation on Benefits of this Agreement. Except for any Indemnitee, to the extent that such Indemnitee is expressly granted certain rights of defense and indemnification in this Agreement, this Agreement shall not confer any rights or remedies upon any party other than the Members (and their respective successors and assigns as permitted hereunder) and the Venture.

14.14.         Severability. The invalidity of any one or more provisions hereof or of any other agreement or instrument given pursuant to or in connection with this Agreement shall not affect the remaining portions of this Agreement or any such other agreement or instrument or any part thereof, all of which are inserted conditionally on their being held valid in law; and in the event that one or more of the provisions contained herein or therein should be invalid, or should operate to render this Agreement or any such other agreement or instrument invalid, this Agreement and such other agreements and instruments shall be construed as if such invalid provisions had not been inserted.

14.15.         Amendment Procedure. This Agreement may only be modified or amended by the unanimous written consent of the Members (which may be evidenced by their execution and delivery of the applicable amendment or other modification).

14.16.         Entire Agreement. This Agreement and any other agreements executed contemporaneously herewith contain the entire agreement between the Members with respect to the matters contemplated herein, and supersede all prior oral or written agreements, commitments or understandings with respect to the matters provided for herein and therein.

14.17.         Headings. Article, Section and subsection headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

14.18.         Governing Law. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of Delaware (but not including the choice of law rules thereof).

14.19.         Execution in Counterparts. To facilitate execution, this Agreement may be executed in as many counterparts as may be required; and it shall not be necessary that the

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signatures of, or on behalf of, each party, or that the signatures of all persons required to bind any party, appear on each counterpart; but it shall be sufficient that the signature of, or on behalf of, each party, or that the signatures of the persons required to bind any party, appear on one or more of the counterparts. All counterparts shall collectively constitute a single agreement. It shall not be necessary in making proof of this Agreement to produce or account for more than a number of counterparts containing the respective signatures of, or on behalf of, all of the parties hereto. The exchange of counterparts of this Agreement among the parties by means of facsimile transmission or by electronic email transmission (including via .pdf files) which shall contain authentic reproductions shall constitute a valid exchange of this Agreement and shall be binding upon the parties hereto.

14.20.     Consents and Approvals. No consent or approval requested of either Member shall be effective unless such consent or approval shall be delivered by such Member in a written instrument in advance of the action with respect to which such consent or approval was requested.

14.21.     Indemnification. (a) The Venture shall indemnify and hold harmless each of the Members and their respective Affiliates (each, an “Indemnitee”) including, in the case of the TFG Member in its capacity as Administrative Member, from and against any and all claims, demands, losses, damages, liabilities, lawsuits and other proceedings, judgments, awards, costs and expenses (including reasonable attorneys’ fees, disbursements and court costs) to the extent the same arise directly or indirectly from the ownership, operation, use, maintenance or management of the Venture Assets or by reason of its acts or omissions which are for or on behalf of the Venture and taken in accordance, or believed in good faith to be in accordance, with such Member’s responsibilities and obligations under this Agreement; provided, that the foregoing indemnity shall not apply to the extent the same arise out of or result from the criminal conduct, fraud, gross negligence or willful misconduct of, or material breach of the terms of this Agreement by, such Indemnitee.

(a)          Except in the case of criminal conduct, fraud, gross negligence or willful misconduct of, or material breach of the terms of this Agreement by, a Member, neither Member shall be liable to the other Members or the Venture for (i) any act or omission performed or omitted in good faith, (ii) such Member’s failure or refusal to perform any act, except those required pursuant to the terms of this Agreement, or (iii) the negligence, dishonesty or bad faith of any agent, consultant or broker of the Venture selected, engaged or retained in good faith and with reasonable prudence.

(b)          The Members shall be entitled to rely on the advice of counsel or public accountants experienced in the matter at issue and any act or omission of a Member pursuant to such advice shall in no event subject such Member to liability to the Venture or any other Member.

(c)          Without limiting the foregoing provisions of this Section 14.21, in any action brought against either Member pursuant to the LLC Act, the Member named as a defendant in such suit shall be entitled to be indemnified to the fullest extent permitted under Section 18-108 of the LLC Act or any other applicable law (the “Indemnity Laws”) and, to the fullest extent

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permitted under the Indemnity Laws, the Venture shall advance any expenses incurred by such defending Member in defending such action, subject to repayment.

14.22.     Business Day Extension. In the event any time period or any date provided in this Agreement ends or falls on a day other than a Business Day, then such time period shall be deemed to end and such date shall be deemed to fall on the next succeeding Business Day, and performance hereunder may be made on such Business Day with the same force and effect as if made on such other day.

14.23.     Consent to Jurisdiction. Any legal suit, action or proceeding against either Member arising out of or relating to this Agreement shall be brought exclusively in the courts of the State of New York, County of New York or in the United States federal courts sitting in the Southern District of New York, and each Member hereby accepts for itself, irrevocably and unconditionally, the exclusive jurisdiction of the aforesaid courts with respect thereto. Each Member hereby irrevocably consents to the service of process out of any of the aforesaid courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to such Member at such Member’s address for notices set forth in Section 14.03. Each Member hereby irrevocably waives any objection that such Member may now or hereafter have to the laying of venue of any such suit, action or proceeding in any such court and hereby irrevocably waives and agrees not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Nothing contained in this Section 14.23 shall affect the right of either Member to serve process in any other manner permitted by applicable law.

14.24.      No Presumption. This Agreement shall be construed without regard to any presumption against the party causing this Agreement to be drafted.

14.25.     Press Releases; Confidentiality. (a) No Member shall issue any press releases or other announcements regarding the transactions contemplated hereby unless the Members first shall reasonably approve such release or announcement, in writing.

(a)          Each of the Members represents and warrants that prior to the date hereof it and its agents have not, except with the consent of the other Member, disclosed any of the terms, conditions, obligations or matters contained in or relating to this Agreement and the transactions contemplated herein other than to their respective investors and its and their respective counsel, accountants and other advisors. Each of the Members covenants and agrees (and agrees to cause its employees, agents, or Affiliates) not to disclose the terms of this Agreement or any other information relating to this Agreement and the transactions contemplated hereunder which is of a confidential or proprietary nature provided by any Member to any other Member (collectively, the “Confidential Information”), except (i) to any lender providing financing to the Venture, subject to an appropriate confidentiality undertaking being received from such Person, (ii) to such Member’s lenders, accountants and attorneys, subject to an appropriate confidentiality undertaking being received from such Persons, (iii) pursuant to a subpoena or order issued by a court, arbitrator or governmental body, agency or official binding upon such Member, (iv) to one or more of its potential investors (subject to confidentiality undertakings by such potential investors), (v) pursuant to any applicable laws or governmental requirements (e.g., securities law requirements), or the requirements of any securities exchange, in either case that are binding

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upon such Member or its direct or indirect constituent investors, (vi) to the extent any such Confidential Information comes into the public domain other than as a result of disclosure by any of the Members or (vii) with the prior written consent of the other Member. In the event that any Member shall receive a request to disclose any Confidential Information under a subpoena or order, such Member shall (x) promptly notify the other Member and consult with such other Member regarding the advisability of taking steps to resist or narrow such request, (y) if disclosure is required or deemed advisable, furnish only such portion of the Confidential Information as such Member is advised by counsel is legally required or advisable to be disclosed and (z) if disclosure is required or deemed advisable, reasonably cooperate with the NorthStar Member (at no cost to such Member) in any attempt it may make to obtain an order or other assurance that confidential treatment will be accorded such Confidential Information, as the case may be, that is disclosed.

(b)          Notwithstanding anything in the foregoing or anything else contained in this Agreement to the contrary, each Member (and each employee, representative, or other agent thereof) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the Member’s investment in the Venture and the ownership of an Interest (including the tax treatment and tax structure of any Venture transactions) and all materials of any kind (including opinions or other tax analyses) that are provided to the Member relating to such tax treatment and tax structure. For purposes of this Section 14.25(c), “tax structure” means any facts relevant to understanding the purported or claimed federal income tax treatment of a Member’s investment in the Venture and the ownership of an Interest (including the tax treatment and tax structure of any Venture transactions).

14.26.     Cooperation of Administrative Member. In the event of any proposed sale, assignment or other transfer of all or a portion of the Facilities or a transfer of an interest in any Member or a Transfer of any Member’s Interest in accordance with the terms hereof, the Administrative Member shall, upon reasonable notice, (a) make available to the prospective transferee at reasonable hours all books of account, correspondence, leases, and all other information related to the Venture, each Subsidiary and each Facility and to the management thereof at the request and expense of the requesting Member, or copies thereof; and (b) cause the management personnel involved directly or indirectly in the affairs of the Venture to cooperate fully with the requesting Member and its proposed transferee or designees of either of them and furnish information in their possession as reasonably requested by such persons as to the status of the affairs of the Venture.

14.27.     Subsidiaries. The Venture shall not take any action or fail to take any action that would cause any of the Subsidiaries to violate any of the provisions of their respective operating agreements.

14.28.     Brokerage. Each Member represents and warrants to the other Member that it has not dealt with any broker in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. The NorthStar Member shall indemnify the TFG Member and the Venture from any claims asserted against the TFG Member or the Venture by reason of any party claiming to have dealt with the NorthStar Member. The TFG Member shall indemnify the NorthStar Member and the Venture from any claims asserted

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against the NorthStar Member or the Venture by reason of any party claiming to have dealt with the TFG Member.

14.29.     Usury Savings. With respect to any Priority Contribution, if the fulfillment of any provision hereof shall involve transcending the limit of validity prescribed by applicable usury law, the obligation to be fulfilled shall be reduced to the limit of such validity, and if from any such circumstance, the Venture shall have ever received interest or anything which might be deemed interest under applicable law which would exceed the higher of the maximum interest rate allowed by applicable United States federal, Delaware or New York law (each as amended from time to time and as in effect on the date for which a determination of interest accrued hereunder is made), such amount which would be excessive interest shall be applied to the reduction of the principal amount owing on account of the Priority Contribution and not to the payment of interest.

ARTICLE 15.
BUY-SELL

15.01.     Buy/Sell Arrangements. (a) At any time following (i) the Buy/Sell Lockout End Date with respect to the NorthStar Member or (ii) the occurrence (and continuation) of a TFG Buy/Sell Trigger Event after the Buy/Sell Lockout End Date with respect to the TFG Member, such Member (the “Offeror Member”) may tender, subject to Section 15.01(f), to the other Member (the “Offeree Member”) a good faith, written offer (a “Buy/Sell Offer Notice”) in which it offers either to sell all of the Interests of the Offeror Member to the Offeree Member or to purchase from the Offeree Member all of the Interests of the Offeree Member; provided, that any such Buy/Sell Offer Notice shall be accompanied by the simultaneous delivery to a national title insurance company which shall be designated by the Offeror Member in the Buy/Sell Notice (the “Buy/Sell Escrow Agent”) a deposit (the “Buy/Sell Deposit”) equal to three percent (3%) of whichever of the NorthStar Interest Amount or the TFG Interest Amount corresponds to the Offeror Member (i.e., three percent (3%) of the amount the Offeror Member would have to pay if the Offeror Member turns out to be the Purchasing Buy/Sell Member). The Buy/Sell Offer Notice shall provide a price (the “Buy/Sell Price”) for which the Offeror Member would be willing to sell the Facilities, and the calculation of the amount that would be distributed to (x) the NorthStar Member (the “NorthStar Interest Amount”), and (y) the TFG Member (the “TFG Interest Amount”), if the Facilities were sold for the Buy/Sell Price on the date which the Buy/Sell Offer Notice is delivered, all customary transaction costs relating to such a sale were paid and all other liabilities of the Venture were discharged, the Venture was liquidated and all remaining assets of the Venture were distributed in accordance with the provisions of Section 11.03; provided, that in computing the NorthStar Interest Amount and the TFG Interest Amount, there shall be no deduction for any deemed transfer, stamp or similar taxes or the establishment of any reserves under Section 11.03(b).

(a)          The Offeree Member shall give written notice (an “Initial Buy/Sell Response Notice”) within thirty (30) days after the receipt of the Buy/Sell Offer Notice (the “Initial Buy/Sell Acceptance Period”) that the Offeree Member will either (i) sell its entire Interest to the Offeror Member for an amount equal to the NorthStar Interest Amount or the TFG Interest Amount, as applicable or (ii) purchase the entire Interest of the Offeror Member for an amount equal to the NorthStar Interest Amount or the TFG Interest Amount, as applicable (either such

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transaction, a “Buy/Sell Transaction”). Failure to respond within the thirty (30) day period set forth above shall be conclusively deemed to be an election by the Offeree Member to sell its entire Interest.

(i)          If the Offeree Member elects in the Initial Buy/Sell Response Notice to purchase the entire Interest of the Offeror Member, the Offeree Member shall, simultaneously with the delivery of the Initial Buy/Sell Response Notice, deliver to the Buy/Sell Escrow Agent a Buy/Sell Deposit equal to one percent (1.0%) of whichever of the NorthStar Interest Amount or the TFG Interest Amount is being paid, which amount shall be held in escrow pursuant to an escrow agreement reasonably satisfactory to each of the Members. In such event, the Buy/Sell Deposit originally delivered by the Offeror Member shall be simultaneously returned by the Buy/Sell Escrow Agent to the Offeror Member.

(ii)         If the Offeree Member has delivered an Initial Buy/Sell Response Notice to purchase the entire Interest of the Offeror Member, within a period (the “Second Buy/Sell Acceptance Period”) of ninety (90) days following the delivery of the Initial Buy/Sell Response Notice, the Offeree Member shall have the right to deliver to the Offeror Member a notice (the “Second Buy/Sell Acceptance Notice”) reaffirming its desire to purchase the entire Interest of the Offeror Member; provided, that simultaneously with the giving of the Second Buy/Sell Acceptance Notice such Offeree Member shall deliver to deliver to the Buy/Sell Escrow Agent an additional Buy/Sell Deposit equal to two percent (2.0%) of whichever of the NorthStar Interest Amount or the TFG Interest Amount is being paid, which shall result in an aggregate Buy/Sell Deposit of three percent (3.0%) of whichever of the NorthStar Interest Amount or the TFG Interest Amount is being paid and the entire amount of such Buy/Sell Deposit shall be non-refundable (except in the event that the Offeror Member fails to deliver title to its Interest (other than due to the default of the Offeree Member), in which case such Buy/Sell Deposit shall be returned to the Offeree Member). If the Offeree Member does not timely deliver the Second Buy/Sell Acceptance Notice to the Offeror Member together with the additional Buy/Sell Deposit on or before the expiration of the Second Buy/Sell Acceptance Period (time being of the essence), the Offeree Member shall be deemed to have elected to have elected to be the Selling Buy/Sell Member and any Buy/Sell Deposit made by the Offeree Member shall be returned to the Offeree Member.

(iii)        Failure of the Offeror Member to timely deliver the Buy/Sell Deposit as provided in Section 15.01(a) shall result in an invalid Buy/Sell Offer Notice which is of no force or effect. Failure of the Offeree Member to timely deliver the Buy/Sell Deposit as provided in Section 15.01(b)(i) and 15.01(b)(ii) shall result in the Offeree Member being deemed to have elected to be the Selling Buy/Sell Member.

(iv)        The Buy/Sell Offer Notice and the Buy/Sell Response Notice (or deemed response) shall constitute a binding agreement of purchase and sale between the Offeree Member and the Offeror Member in accordance with the terms hereof.

(b)          The closing of the Buy/Sell Transaction (the “Buy/Sell Closing”) shall occur on a date (the “Buy/Sell Closing Date”) and at a place designated by the purchasing Member (or its designee; provided, that if the purchasing Member is the TFG Member, such designee shall not be the Manager or any subsidiary of the Manager) (as applicable, the “Purchasing Buy/Sell

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Member”) which is not more than sixty (60) days after the expiration of (A) if the Offeree Member elects in the Initial Buy/Sell Response Notice to be the Selling Buy/Sell Member, the Initial Buy/Sell Election Period or (B) otherwise, the Second Buy/Sell Election Period (such Buy/Sell Closing Date to be determined by the Purchasing Buy/Sell Member on no less than fifteen (15) days prior notice to the Selling Buy/Sell Member (subject to an adjournment of the closing as provided in clause (vii) below). On the Buy/Sell Closing Date:

(i)          the Purchasing Buy/Sell Member shall take title to the Interests of the selling Members (collectively, the “Selling Buy/Sell Member”) free and clear of all liens and encumbrances, and, indirectly, the Facility in its “as is” physical condition;

(ii)         the Purchasing Buy/Sell Member shall deliver to the Selling Buy/Sell Member, the NorthStar Interest Amount or the TFG Interest Amount, as applicable, less the Buy/Sell Deposit by wire transfer in immediately available funds, and the Buy/Sell Deposit shall be transferred from the Buy/Sell Escrow Agent to the Selling Buy/Sell Member;

(iii)        the Selling Buy/Sell Member shall pay all transfer, stamp or similar taxes due in connection with the conveyance of the Interest of the Selling Buy/Sell Member, as the case may be, or, if no such taxes are due in connection with such conveyance but would otherwise have been due in connection with a sale of all of the Facilities, then there shall be deducted from the NorthStar Interest Amount or the TFG Interest Amount, as applicable, an amount equal to the respective share (based on its respective Percentage Interest) of the Selling Buy/Sell Member of such transfer, stamp or similar taxes that would have been due in connection with any such sale of the Facilities;

(iv)        the Selling Buy/Sell Member shall deliver to the Purchasing Buy/Sell Member appropriate assignment documents assigning its Interests, without covenants, representations or warranties of any kind (other than that the Selling Buy/Sell Member’s Interest is owned free and clear of all liens and encumbrances) to the Purchasing Buy/Sell Member or its designee(s), which conveyance shall be (except as provided in this clause (iv)(A)) without any representation or warranty by, or recourse against, the Selling Buy/Sell Member;

(v)         to the extent not otherwise taken into account in computing the NorthStar Interest Amount or the TFG Interest Amount, as applicable, Net Ordinary Cash Flow and Net Extraordinary Cash Flow hereunder to the Buy/Sell Closing Date shall be distributed in accordance with the provisions of Section 6.05 and there shall be distributed to the Selling Buy/Sell Member its Percentage Interest of Reserves (if any);

(vi)        the NorthStar Interest Amount or the TFG Interest Amount, as applicable, shall (A) be increased by the aggregate amount of all additional Capital Contributions made by the Selling Buy/Sell Member on account of the Interests of the Selling Buy/Sell Member in the period between the date of the Offer Notice and the Sale Closing Date and (B) be decreased by any Net Extraordinary Cash Flow distributed to the Selling Buy/Sell Member on account of the Interests of the Selling Buy/Sell Member during such period;

(vii)       all Priority Contributions outstanding as of the Buy/Sell Closing Date, together with return then accrued and unpaid thereon, shall be repaid to the applicable

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Contributing Member, whether such Priority Contributions were made prior to or after the date of the Buy/Sell Notice (it being acknowledged that any Priority Contributions made by or to the Selling Buy/Sell Member prior to the date of the Buy/Sell Notice, together with accrued and unpaid return through such date, shall be taken into account in computing the NorthStar Interest Amount and the TFG Interest Amount, as applicable);

(viii)      without duplication of any other adjustment item, all items of revenue and expense of the Facility or the Venture, as applicable (including the items which are customarily apportioned in the sale of membership interests comparable to the Interests), shall be apportioned between the Selling Buy/Sell Member, and the Purchasing Buy/Sell Member for the current calendar period as of 11:59 p.m. on the day preceding the Buy/Sell Closing Date in accordance with the customs and practices usual in transactions involving properties comparable to the Facility or Venture interests comparable to the Interests; and

(ix)         the Selling Buy/Sell Member and the Purchasing Buy/Sell Member shall deliver such additional instruments (without representation or warranty by or material liability to the Venture or the Selling Buy/Sell Member) which are customarily delivered by buyers or sellers of properties comparable to the Interests.

(c)          (i)          If (x) the Selling Buy/Sell Member shall default in its obligation to close the sale of its Interest contemplated by this Section 15.01 or (y) the Selling Buy/Sell Member or its Affiliate that is a member of the Operating Venture shall default in its obligation to close the sale of its Interest (as defined in the Operating Venture Agreement) contemplated by Section 15.01 of the Operating Venture Agreement, then (A) the Purchasing Buy/Sell Member may seek specific performance to cause the Selling Buy/Sell Member to sell its Interest for the NorthStar Interest Amount or the TFG Interest Amount, as applicable, with respect to which action the provisions of Section 15.04(b) shall apply, or (B) if the Purchasing Buy/Sell Member does not seek specific performance or does not receive specific performance (I) the Buy/Sell Escrow Agent shall immediately return the Buy/Sell Deposit, if any, to the Purchasing Buy/Sell Member, (II) notwithstanding anything to the contrary contained in this Agreement, the Purchasing Buy/Sell Member shall have the unilateral right to sell the Facilities without the consent of the Selling Buy/Sell Member during the following twelve (12) month period, and (III) for a period of twelve (12) months after such default by the Selling Buy/Sell Member under this Section 15.01, the Selling Buy/Sell Member and its Affiliated Members shall not be permitted to invoke the procedures set forth in Section 10.01 or this Section 15.01.

(i)          If (x) the Purchasing Buy/Sell Member shall default in its obligation to purchase the Interest of the Selling Buy/Sell Member contemplated by this Section 15.01 or (y) the Purchasing Buy/Sell Member or its Affiliate that is a member of the Operating Venture shall default in its obligation to close the purchase of the Interest of the Selling Buy/Sell Member (as each such term is defined in the Operating Venture Agreement) contemplated by Section 15.01 of the Operating Venture Agreement, then the Selling Buy/Sell Member may either (A) seek specific performance against the Purchasing Buy/Sell Member, with respect to which action the provisions of Section 15.04(b) shall apply, or (B) if the Selling Buy/Sell Member does not seek specific performance or does not receive specific performance (I) retain for itself the Buy/Sell Deposit held by the Buy/Sell Escrow Agent as liquidated damages and (II) notwithstanding anything to the contrary contained in this Agreement, the Selling Buy/Sell

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Member shall have the unilateral right to sell the Facilities without the consent of the Purchasing Buy/Sell Member during the following twelve (12) month period. During the twelve (12) month period set forth in the preceding sentence, the Purchasing Buy/Sell Member shall not be permitted to invoke the procedures set forth in Section 10.01 or this Section 15.01.

(ii)         A party may exercise any one or more of the foregoing remedies in clause (i) or clause (ii), but such remedies shall collectively be the sole remedies for default under this Section 15.01(d).

(d)          Each Member shall reasonably cooperate with the other Members and the transferee in consummating the Buy/Sell Transaction contemplated by this Section 15.01, including by executing such additional documents as may reasonably be required in connection therewith (but at no additional cost or liability (other than to a de minimis extent) to the cooperating Member).

(e)          Notwithstanding anything to the contrary contained in Article 10 or this Article 15: (i) once the procedures outlined in this Article 15 are initiated, the procedures under Article 10 shall not be initiated until all of the rights under this Article 15 shall have been exercised, exhausted or extinguished relating to such first initiation; (ii) once the procedures outlined in Article 10 have been initiated, the procedures under this Article 15 shall not be initiated until all of the rights under Article 10 shall have been exercised, exhausted or extinguished; and (iii) any of the procedures or elections followed or made by a Member under this Article 15 (including with respect to the delivery of a Buy/Sell Offer Notice, an Initial Buy/Sell Response Notice or a an Second Buy/Sell Response Notice) shall be simultaneously made with or immediately followed by a like procedure or election by such Member or its Affiliate who is a member of the Owner Venture pursuant to and in accordance with the terms of Article 15 of the Owner Venture Agreement, in order for such procedure or election to be effective hereunder.

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed on their behalf as of the day and year first above written.

TFG MEMBER:	Watermark Aqua Investments, LLC, a Delaware limited liability company

	By:	/s/ David Barnes
Name: David Barnes
Title: Managing Member

NORTHSTAR MEMBER:	Aqua Operations NT-HCI, LLC, a Delaware limited liability company

	By:	/s/ Daniel R. Gilbert
Name: Daniel R. Gilbert
Title: Chief Executive Officer

Signature Page to Limited Liability Company Agreement of Watermark Aqua Operator, LLC

TFG RECOURSE PARTY

Solely for purposes of 6.05(d):

/s/ David J. Freshwater
David J. Freshwater, an individual

The Diana and David Freshwater Living Trust

/s/ David J. Freshwater
David J. Freshwater, Co-Trustee of The Diana And David Freshwater Living Trust

/s/ David Barnes
David Barnes, an individual

The Barnes Family Revocable Trust

/s/ David Barnes
David N. Barnes, Co-Trustee of The Barnes Family Revocable Trust

Signature Page to Limited Liability Company Agreement of Watermark Aqua Operator, LLC